SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

AVANTAIR, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration No.:

(3)	Filing Party:

(4)	Date Filed:

AVANTAIR, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on January 19, 2011

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Avantair, Inc., a Delaware corporation (“Avantair”), will be held on Wednesday, January 19, 2011, at 1:30 p.m., local time, at the Avantair Executive Headquarters located at 4311 General Howard Drive, Clearwater, Florida 33762 for the following purposes:

1. To elect eight directors to serve for the ensuing year or until their successors are duly elected and qualified;

2. To ratify the appointment of J.H. Cohn, LLP, as Avantair’s independent registered public accountants for the fiscal year ending June 30, 2011;

3. To amend the Avantair, Inc. 2006 Long-Term Incentive Plan to increase the shares available for awards granted thereunder by 4.0 million shares (calculated on a pre-reverse split basis);

4. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to authorize the Board of Directors to, at its discretion, until the next Annual Meeting of Stockholders, (a) effect a reverse stock split of the Company’s common stock at a reverse split ratio of between 1-for-2 and 1-for-5, which ratio will be selected at the discretion of the Board of Directors, and (b) decrease the number of authorized shares of the Company’s common stock on a basis proportional to the reverse split ratio approved by the Board of Directors; and

5. To transact such other business as may properly come before the Annual Meeting, including any adjournment thereof.

You have the option to receive future proxy materials electronically via the Internet. You may choose to do so by following the instructions contained in this mailing. Offering electronic delivery of future annual reports and proxy statements is not only cost-effective for Avantair but is also friendlier to the environment.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote your shares using one of the following methods: (1) vote through the Internet at the website shown on the proxy card; or (2) vote telephonically at the number shown on the proxy card; or (3) mark, date, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you elected to receive the 2011 proxy materials over the Internet, you will not receive a paper proxy card and you should vote online, unless you cancel your enrollment or we discontinue the availability of our proxy materials on the Internet. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

FOR THE BOARD OF DIRECTORS OF AVANTAIR, INC.

Allison Roberto
General Counsel and Secretary
Clearwater, Florida
December [ ], 2010

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
to be Held on January 19, 2011

The Proxy Statement and Annual Report to Stockholders are available at
http://www.cstproxy.com/avantair/2011
Information on our website, other than this Proxy Statement, is not a part of this Proxy Statement

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED OR VOTE THROUGH THE INTERNET OR TELEPHONICALLY.

AVANTAIR, INC.

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
January 19, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of Avantair, Inc., a Delaware corporation (except where the context otherwise requires, references herein to “Avantair,” “we,” “our,” or “us” mean Avantair, Inc.), for use at the Annual Meeting of Stockholders to be held on Wednesday, January 19, 2011, at 1:30 p.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Avantair Executive Headquarters located at 4311 General Howard Drive, Clearwater, Florida 33762. Its telephone number at that location is (727) 539-0071.

These proxy solicitation materials, together with Avantair’s Fiscal 2010 Annual Report to Stockholders, were mailed on or about December 17, 2010 to all stockholders entitled to vote at the Annual Meeting.

What if other matters come up at the annual meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they determine, in their discretion.

Who can vote?

Stockholders of record at the close of business on December 14, 2010 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of December 14, 2010, [  ] shares of Avantair’s common stock were issued and outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5.0% of Avantair’s common stock, see “Security Ownership of Certain Beneficial Owners and Management. The enclosed proxy card shows the number of shares you can vote. The closing sales price of Avantair’s common stock on December 14, 2010 was [$] per share.

How do I vote?

Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting. Please promptly vote by internet, by telephone or by signing and dating the proxy card and mail it back to us in the enclosed envelope. The proxy holders named on the proxy card will vote your shares as you instruct.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to Avantair’s Secretary a written notice of revocation or a duly executed proxy bearing a later date (or voting via the internet or telephone at a later date) or by attending the Annual Meeting and voting in person.

What does it mean if I get more than one proxy card?

It means you hold shares registered in more than one account. To ensure that all your shares are voted, you must sign and return or vote via the internet or telephone all proxies.

Voting and Solicitation

Each stockholder is entitled to one vote for each share of common stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

The cost of soliciting proxies will be borne by Avantair. In addition, Avantair may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of Avantair’s directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, email, letter or facsimile. While we have not chosen at this time to engage the services of a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitation, should we do so, we will bear all costs of such solicitation of proxies. We anticipate that if we retain the services of a proxy solicitor, we would pay that firm customary fees for those services, which we believe would not be significant.

Quorum; Abstentions; Broker Non-Votes

A majority of the shares of Avantair common stock outstanding on the Record Date must be present or represented at the Annual Meeting in order to have a quorum for the transaction of business. Shares on which an abstention, a withheld vote or a broker non-vote has occurred will be counted as present for purposes of determining the presence of a quorum. If you own shares through a broker, bank, or other nominee, you must instruct that party how to vote in order for your vote to be counted.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote on a proposal, you can change your vote either by giving our corporate secretary a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card or changing your vote via the internet or telephone by the stated deadline on the proxy card. We will honor the proxy card with the latest date.

How are nominees for election to our Board of Directors selected?

Our corporate governance and nominating committee recommend to our Board of Directors individuals as nominees for election to our Board of Directors at the annual meeting of stockholders and to fill any vacancy or newly created directorship on the Board of Directors. In identifying and evaluating nominees for director, the Board of Directors considers each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment and ability to serve our stockholders’ long term interests.

Our Bylaws provide that the voting standard for the election of our directors in elections is based on a plurality voting standard. We have nominated eight directors for election at the Annual Meeting, and because we did not receive advance notice under our Bylaws of any stockholder nominees for directors, the 2011 election of directors is an uncontested election and each director receiving any votes will be elected. Any shares not voted (whether by abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the vote, although will be counted for purposes of determining whether there is a quorum.

The Board of Directors will consider stockholder nominations as nominees for election to our Board of Directors. In evaluating such nominations, the Board of Directors will use the same selection criteria the Board of Directors uses to evaluate other potential nominees. Any stockholder may suggest a nominee by sending the information specified in our Bylaws to the Secretary of Avantair, including: (1) such stockholder’s name, mailing address and telephone number; (2) the class and number of shares of the Company which are owned beneficially and of record by the stockholder; (3) the suggested nominee’s name, mailing address and telephone number; (4) a statement whether the suggested nominee knows that his or her name is being suggested by you; (5) the suggested nominee’s resume or other description of his or her background and experience; (6) such stockholder’s reasons for suggesting that the individual be considered; (7) whether such stockholder has any material interest in the election of such nominee, and what such interest is; and (8) whether the stockholder intends to deliver a proxy statement and form of proxy to holders of at least a majority of our issued and outstanding shares of common stock. The information should be sent to the Secretary addressed as follows: Board of Directors Nominations, Avantair, Inc., 4311 General Howard Drive, Clearwater, Florida 33762.

Voting Results

Votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Voting Telephonically or Electronically via the Internet

For Shares Directly Registered in the Name of the Stockholder.  Stockholders with shares registered directly with Continental Stock Transfer (“Continental”), Avantair’s transfer agent, may vote by mailing in the proxy, by telephone at the number stated on the proxy card or on the internet at the following address on the World Wide Web: www.continentalstock.com. Specific instructions to be followed by any registered stockholder interested in voting via the telephone or internet are set forth on the enclosed proxy card. Votes submitted via phone or the internet by a registered stockholder must be received by 7:00 p.m. (Eastern Standard Time) on January 18, 2011.

For Shares Registered in the Name of a Brokerage or Bank.  A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers internet and telephone voting options. This program is different from the program provided by Continental for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the street name program, you may have already been offered the opportunity to elect to vote using the internet or telephone. Votes submitted via the internet or telephone through the street name program must be received by 7:00 p.m. (Eastern Standard Time) on January 18, 2011. The submission of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

These internet and telephone voting procedures, which comply with Delaware law, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that stockholders’ votes have been recorded properly. Stockholders voting via the internet or telephone through either of these voting procedures should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies that must be borne by the stockholders. Also, please be aware that Avantair is not involved in the operation of either of these internet and telephone voting procedures and cannot take responsibility for any access or internet and telephone service interruptions that may occur or any inaccuracies, erroneous or incomplete information that may appear.

You may elect to receive future notices of meetings, proxy materials and annual reports electronically via the Internet, if then made available by Avantair. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. If you have not yet enrolled in Avantair’s Internet delivery program, we strongly encourage you to do so as it is a cost-effective way for Avantair to send you the proxy statement and annual report materials. Participation instructions are set forth on the enclosed proxy card. When next year’s proxy statement and annual report materials are available, you may be sent an e-mail telling you how to access them electronically. Please note, however, that the Securities and Exchange Commission (the “SEC”) has enacted rules regarding the electronic distribution of proxy materials on websites, as opposed to being mailed, and we may decide to change our procedures for the distribution of our proxy materials by next year.

If you elect to access these materials via the Internet, you may still request paper copies by contacting your brokerage firm, bank or Avantair. Your participation in the new Internet program will remain in effect until you cancel your enrollment. You are free to cancel your enrollment at any time.

What vote is required to approve each item?

Election of Directors.  Directors will be elected by the vote of a plurality of the votes cast at the meeting. Any shares not voted (whether by abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the vote, although will be counted for purposes of determining whether there is a quorum.

Ratification of the appointment of J.H. Cohn, LLP.  Stockholder ratification of the selection of J.H. Cohn, LLP, an independent registered public accounting firm, as our independent auditor is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of J.H. Cohn, LLP to the stockholders for ratification as a matter of good corporate practice. The proposal to ratify the selection of the Company’s independent registered public accounting firm will be approved if it receives the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the matter. Any shares present but not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as a vote “Against” the proposal.

Amendment to the Company’s 2006 Long-Term Incentive Plan.  The proposal to amend the Company’s 2006 Long-Term Incentive Plan to increase the number of shares available for issuance will be approved if it receives the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the matter. Any shares present but not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as a vote “Against” the proposal.

Amendment to the Company’s Amended and Restated Certificate of Incorporation.  The proposal to amend the Company’s Amended and Restated Certificate of Incorporation to authorize the Board of Directors to, at its discretion, effect a reverse stock split and decrease the number of authorized shares of common stock will be approved if it receives the affirmative vote of a majority of shares entitled to vote on the matter. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as a vote “Against” the proposal.

What is the recommendation of the Board of Directors?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board of Directors recommends a “FOR” vote to approve: (1) Proposal No. 1, for election of the nominated slate of directors to serve until the 2012 annual meeting of stockholders or until their successors are duly elected and qualified, as set forth in the notice of meeting on the cover page of this proxy statement; (2) Proposal No. 2, for the ratification of the appointment of J.H. Cohn, LLP as our independent auditors for the fiscal year ending June 30, 2011; (3) Proposal No. 3, for the amendment of the Company’s 2006 Long-Term Incentive Plan to increase the shares available for awards granted thereunder by 4.0 million shares (calculated on a pre-reverse split basis); and (4) Proposal No.4, to amend the Company’s Amended and Restated Certificate of Incorporation to authorize the Board of Directors to, at its discretion, until the next Annual Meeting of Stockholders, (a) effect a reverse stock split of the Company’s common stock at a reverse split ratio of between 1-for-2 and 1-for-5, which ratio will be selected at the discretion of the Board of Directors, and (b) decrease the number of authorized shares of the Company’s common stock on a basis proportional to the reverse split ratio approved by the Board of Directors. With respect to any other matter that properly comes before the meeting, the proxy holders will vote in accordance with their best judgment.

Deadline for Receipt of Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act, our stockholders may present proposals for inclusion in our proxy statement for consideration at the 2012 annual meeting of our stockholders by submitting their proposals to us in a timely manner. Any such proposal must comply with Rule 14a-8 and must be received by the Company at the address appearing on the first page of this proxy statement no later than August 19, 2011.

Stockholders who intend to propose business for consideration by stockholders at an annual meeting shall give written notice to our Secretary not less than 90 days nor more than 120 days before the first anniversary of the date of the preceding year’s annual meeting. If, however, the date of the annual meeting is more than 30 days earlier or later than such anniversary date, notice by the stockholders to be timely must be received not later than the close of business on the later of the 120th day prior to the annual meeting or the close of business on the tenth day following the day on which notice of the date of the annual meeting is mailed or publicly announced. The written notice should be sent to our corporate secretary, Allison Roberto, Avantair, Inc., 4311 General Howard Drive, Clearwater, Florida 33762, and must include a brief description of the business, the reasons for conducting such business, material interest the stockholder has in such business and any agreement that the stockholder may have with other entitites or interested parties in connection with such business. In addition, the notice must include the name and address of the stockholder as they appear on our books, the number of shares of our common stock the stockholder beneficially owns and certain other information specified in our Bylaws.

SEC rules set forth standards for what stockholder proposals we are required to include in a proxy statement for an annual meeting.

Fiscal Year End

Avantair’s fiscal year ends June 30.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

A Board of eight directors (constituting the entire Board of Directors) is to be elected at the Annual Meeting. The persons named below have been nominated by the Board of Directors on recommendation of its corporate governance and nominating committee named herein as candidates. All nominees have consented to be named and have indicated their intent to serve if elected. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Avantair is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders and until a successor has been elected and qualified, or until his or her earlier death, resignation or removal.

The names of Avantair’s nominees for director and certain information about them are set forth below:

Name	Age	Position
Robert J. Lepofsky	65	Chairman of the Board
Steven F. Santo	43	Chief Executive Officer and Director
A. Clinton Allen	66	Director
Stephanie A. Cuskley	50	Director
Richard B. DeWolfe	66	Director
Arthur H. Goldberg	68	Director
Barry J. Gordon	65	Director
Lorne Weil	64	Director

Robert J. Lepofsky.  Mr. Lepofsky has served as a member of Avantair’s Board of Directors since 2007 and was appointed Chairman of the Board effective November 1, 2010. Mr. Lepofsky has been Chairman of Westcliff Capital Group, a private holding company since November 2006. Mr. Lepofsky was a Director of Brooks Automation from October 2005 through September 2010. Mr. Lepofsky was also the Chief Executive Officer of Brooks Automation, Inc a publicly held producer of equipment for the global semiconductor manufacturing industry from October 2007 through September 2010. In addition to serving on the Board of Directors of Ensign-Bickford Industries, Inc., a broadly diversified, privately-held corporation with business interests ranging from food flavorings, industrial manufacturing, aerospace defense products and real estate development from April 1995, Mr. Lepofsky was President and Chief Executive Officer of Ensign-Bickford from January 2005 until his retirement in November, 2006. From January 1989 to December 2004, Mr. Lepofsky was President and Chief Executive Officer of Helix Technology Corporation, a publicly-held producer of innovative vacuum systems for the semiconductor industry. From January 2005 Mr. Lepofsky was non-executive Chairman of the Board of Helix, a position he held until October 2005 when Helix merged with Brooks Automation, Inc. In the not-for-profit sector Mr. Lepofsky is a member of the Board of Overseers of the Boston Symphony Orchestra and a Life Trustee at the Beth Israel Deaconess Medical Center — a major Harvard teaching hospital in Boston. Mr. Lepofsky received his B.S. degree from Drexel Institute of Technology and holds a Professional Director Certification from the American College of Corporate Directors, a director education and credentialing organization. Mr. Lepofsky owns a fractional aircraft share managed by Avantair.

Mr. Lepofsky’s public and private company CEO and director experience provides a unique combination of leadership, financial and business analytical skills and acute business judgment to the Board as the Company’s non-executive Chairman.

Steven F. Santo.  Mr. Santo has served as Chief Executive Officer, President and a Director of Avantair since its inception in June 2003 and Skyline Aviation Services, Inc. since June 2002. Mr. Santo is a licensed, commercially-rated pilot who has been flying for approximately 21 years. From 1995 through 2001, Mr. Santo practiced law as an attorney in private practice, concluding his law practice in 2001 as a name partner at the firm of Fields, Silver & Santo. From 1992 to 1995, Mr. Santo served as an Assistant District Attorney in New York working in the office’s major crimes unit. Mr. Santo received a J.D. from St. Johns’ University

School of Law and a bachelor’s degree from Villanova University and holds a Professional Director Certification from the American College of Corporate Directors, a director education and credentialing organization.

As the Chief Executive Officer and founder of the Company, Mr. Santo has sufficient knowledge of the aviation industry. Mr. Santo provides the Board with information gained from hands-on management of Company operations, identifying near-term and long-term goals, challenges and opportunities during various economic cycles. Having worked for the Company since its inception, he brings a continuity of mission and values on which the Company was established. He also brings considerable legal, transactional and business skills to the Board.

A. Clinton Allen.  Mr. Allen has served as a member of Avantair’s Board of Directors since 2007. Mr. Allen is the CEO of A. C. Allen & Company, a private investment banking consulting firm. He is the Lead Director of Steinway Musical Instruments, one of the world’s largest manufacturers of musical instruments. He is also a member of the board of directors of Brooks Automation, Inc., which provides integrated tool and factory automation solutions for the global semiconductor and related industries, the board of directors and Executive Committee of LKQ Corporation, the largest nationwide provider of recycled OEM automotive parts and Chairman of the Board of Collectors Universe, a high end provider of collectible grading. During the past five years, Mr. Allen served on the boards of Source Interlink, LKQ Corporation, Brooks Automation, Collectors Universe and Steinway Musical Instruments. He also served on the board of directors of Blockbuster Entertainment Corporation from 1986 until its acquisition by Viacom/Paramount in September 1994. Mr. Allen graduated from Harvard University and serves on the Executive Committee of the Friends of Harvard Football, as well as the Harvard Visiting Committee on University Resources and the Harvard Major Gifts Committee. He is a member of the Board of Directors and the President’s Council of the Massachusetts General Hospital. Mr Allen holds a Masters Professional Director Certification, their highest level award, from the American College of Corporate Directors, a director education and credentialing organization, which he founded. Mr. Allen owns a fractional aircraft share managed by Avantair.

Mr. Allen has considerable director experience in multiple industries, both in public and private companies, bringing to the Company valuable perspective regarding the Company’s services, as well as business experience, diversity of viewpoint and judgment. Mr. Allen’s entrepreneurship allows him to bring to the Board significant leadership skills as well as business, transactional and financial analytic skills.

Stephanie A. Cuskley.  Ms. Cuskley has served as a member of Avantair’s Board of Directors since 2007. In addition, Ms. Cuskley has been on the Board of Directors of Insituform Technologies Inc. (NASDAQ:INSU) since 2005 and is chair of its Audit Committee. On January 19, 2009, she was appointed to the position of Chief Executive Officer of NPower, a national nonprofit that provides IT services and training to nonprofits and young adults. From 2003 thru 2005, Ms. Cuskley was a Managing Director with JPMorgan Chase where she headed the Investment Banking Coverage for the firm’s mid-cap clients located in the eastern US. Ms. Cuskley joined JPMorgan Chase in 1994 and spent 7 years in high yield origination. From 2001 to 2003, she led a global culture and leadership development initiative sponsored by the firm’s CEO. Prior to joining JPMorgan Chase, Ms. Cuskley was an Executive VP with Integrated Resources, a large NY-based financial services concern, and advised on their financial restructuring. She started her investment banking career in 1985 at Drexel Burnham Lambert as a corporate finance generalist. She is also a commissioner of the NYC Mayor’s Commission on Women’s Issues and a member of the Resources Development Committee for United Way of New York City. Ms. Cuskley received her MBA from Cornell and her BA from the University of Toronto.

As a result of her extensive financial services background, Ms. Cuskley brings to the Board valuable financial analytical skills and experience, a deep understanding of transactional and management issues, as well as business acumen and judgment. Ms. Cuskley brings to our Board relevant experience with audit and reporting issues, SEC filings and complex corporate transactions.

Richard B. DeWolfe.  Mr. DeWolfe was appointed to the Board effective January 29, 2009. Mr. DeWolfe is Managing Partner of DeWolfe & Company, LLC, a real estate management and investment consulting firm. He serves as a Director and Chairman of the Audit Committee of Manulife Financial Corporation which is the parent company of John Hancock Financial Services, Inc. He is also a Trustee of

Boston University and an honorary director of The Boston Center for Community and Justice. He was formerly Chairman and CEO of The DeWolfe Companies, Inc., the largest homeownership organization in New England, which was previously listed on the American Stock Exchange and acquired by Cendant Corporation in 2002. Mr. DeWolfe was formerly Chairman and Founder of Reliance Relocations Services, Inc., was formerly Director of the Boston Foundation, was formerly Trustee of Marine Biological Laboratory and was formerly Chairman of the Board of Trustees, Boston University. Mr. DeWolfe holds a BAS, Marketing and Finance from Boston University and holds an Advanced Professional Director Certification from the American College of Corporate Directors, a director education and credentialing organization. Mr. DeWolfe owns a fractional aircraft share managed by Avantair.

Mr. DeWolfe’s director and entrepreneur experience allows him to bring to the Board significant leadership skills as well as business, transactional and financial analytic skills.

Arthur H. Goldberg.  Mr. Goldberg has been a member of Avantair’s Board of Directors since inception. Mr. Goldberg has served as a member of Corporate Solutions Group since January 2000. From February 1994 to December 1999, Mr. Goldberg served as president of Manhattan Associates, an investment and merchant banking firm. Mr. Goldberg has been a trustee of Ramco-Gershenson Properties Trust (formerly named RPS Realty Trust), a New York Stock Exchange listed real estate investment trust, since 1998. Mr. Goldberg received a B.S. (cum laude) from New York University Stern School and a J.D. from the New York University School of Law. Mr. Goldberg owns a fractional aircraft share managed by Avantair.

Mr. Goldberg’s director and investment company business experience allows him to provide financial and business analytical skills and acute business judgment to the Board.

Barry J. Gordon.  Mr. Gordon served as Avantair’s Chairman of the Board from its inception through November 1, 2010. Mr. Gordon has over 40 years of experience in evaluating aviation industry securities, including membership for 25 years in the Society of Airline Analysts (with 5 years as its president), and over 30 years experience in the senior management of a mutual fund specializing in the airline, aerospace and technology industries. Mr. Gordon served as executive vice president of American Fund Advisors, Inc. from September 1978 until December 1980, as its president from December 1980 until May 1987 and has been its chairman of the board since May 1987. American Fund Advisors is a private money management firm that manages money for high net worth individuals, pension and profit sharing plans. Mr. Gordon has been a director of American Fund Advisors since December 1980. From December 1991 to March 2005, he was president, and from December 1991 to December 1993, he was director, of the John Hancock Technology Series, Inc., an investment company. Since September 1999, Mr. Gordon has been President, Chief Executive Officer and a director of BlueStone AFA Management, LLC, the general partner of the AFA Private Equity Fund 1 (formerly BlueStone AFA Fund), a venture capital fund providing equity capital for public and private companies primarily in the technology sector, and since January 2000, he has been a director of the AFA Private Equity Fund. Mr. Gordon had been Chairman of the Board and Chief Executive Officer of North Shore Acquisition Corp., a blank check company formed in June 2007 for the purpose of effecting a business combination with an operating business, since its inception in June 2007 until August 2009. Mr. Gordon has also been chairman of the board and Chief Executive Officer of the New Jersey Cardinals, a Class A affiliate of the St. Louis Cardinals, from February 1990 until April 2006 and the Norwich Navigators, a Class AA affiliate of the San Francisco Giants, from March 1991 until April 2005. He also served as a director of Winfield Capital Corp., an Over-The-Counter Bulletin Board listed small business investment company, from October 1995 to October 2005. In 1992, Mr. Gordon was awarded Entrepreneur of the Year for Long Island in financial services. Mr. Gordon received a B.B.A. from the University of Miami and an M.B.A. from Hofstra University.

Mr. Gordon’s experience and membership in aviation centered business equips him to provide industry insight to the Board and management on strategic and business planning and operations as well as employee relations, development and management succession.

Lorne Weil.  Mr. Weil was appointed to the Board effective November 1, 2010. Mr. Weil has served as Chairman of the Board of Scientific Games Corp. (NASDAQ: SGMS), a leading supplier of technology-based products and services to the worldwide gaming industry since 1991 and currently as its Chief Executive Officer. Mr. Weil also served as Chief Executive Officer of Scientific Games from April 1992 through

December 2008 and President from August 1997 to June 2005. He is also a director of Sportech plc (LSE: SPO.l), a UK-based provider of sportsbetting technology, products and services. He is a member of the Board of Overseers of Columbia Business School, where he is also the Chairman of the Advisory Board of the Entrepreneurship Center. Mr. Weil was also the founder and president of Lorne Weil, Inc., a strategic planning and corporate development advisory firm servicing high-tech industries. Mr. Weil is the managing member of LW Air, LLC. Mr. Weil earned his undergraduate degree at the University of Toronto, an MS from the London School of Economics, and an MBA from Columbia University.

Mr. Weil’s entrepreneurial career, together with his international business director experience allows him to bring to the Board leadership, and skills in strategic analysis and judgment as well as knowledge of international business and political environments.

Recommendation of the Board of Directors

The eight nominees who receive the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. Abstentions and withheld votes have no effect on the vote.

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 1 — ELECTION OF DIRECTORS” TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

The affairs of Avantair are managed by the Board of Directors, which is comprised of at least a majority of independent directors. Each member of the Board of Directors is elected at the annual meeting of stockholders each year or appointed by the incumbent Board of Directors and serves until the next annual meeting of stockholders or until a successor has been elected or approved.

Current Members of the Board of Directors

The members of the Board of Directors on the date of this Proxy Statement, and effective December [ ], 2010 the committees of the Board of Directors on which they serve, are identified below:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Robert J. Lepofsky
Steven Santo
A. Clinton Allen		✓	Chair
Stephanie A. Cuskley	✓	✓
Richard B. DeWolfe	Chair		✓
Arthur H. Goldberg	✓	Chair
Barry J. Gordon	✓		✓
Lorne Weil		✓	✓

Role of the Board of Directors’ Committees

The Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees.

Audit Committee.  The Audit Committee is responsible for assisting Avantair’s Board in fulfilling the oversight responsibilities it has under the law with respect to financial reports and other financial information provided by Avantair to the public, Avantair’s systems of internal controls regarding finance and accounting that management and the Board have established and Avantair’s auditing, accounting and financial reporting processes generally. The current charter of the Audit Committee was revised on September 18, 2008, and is available in the Investors section of Avantair’s website ( www.avantair.com). A copy of this charter may also be obtained upon request from Avantair’s Corporate Secretary. The Audit Committee consists of four directors, Messrs. Goldberg, Gordon, and DeWolfe and Ms. Cuskley each of whom are considered independent within the meaning of SEC regulations and the listing standards of the NASDAQ Global Market. The Company’s Audit Committee includes at least one member who has been determined by the board of directors to meet the qualifications of an “Audit Committee financial expert” (as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002). Mr. DeWolfe and Ms. Cuskley are independent directors who have been determined to be Audit Committee financial experts. Mr. DeWolfe serves as the chairperson of the Audit Committee. The Audit Committee met eight times during the fiscal year ended June 30, 2010.

Compensation Committee.  The Compensation Committee reviews, makes recommendations to the board and approves the Company’s compensation policies and all forms of compensation to be provided to the executive officers and directors, including, among other things, annual salaries, bonuses, stock options and other incentive compensation arrangements. In addition, the Compensation Committee administers the Company’s stock plans, including reviewing and granting stock options, with respect to its executive officers and directors, and may from time to time assist the board of directors in administering its stock plans with respect to all of the other employees. The Compensation Committee also reviews and approves other aspects of compensation policies and matters. The current charter of the Compensation Committee was revised on September 18, 2008, and is available in the Investors section of Avantair’s website (www.avantair.com). A copy of this charter may also be obtained upon request from Avantair’s Corporate Secretary. All of the members of the Compensation Committee are independent within the meaning of the listing standards of the NASDAQ Global Market. The current members of the Compensation Committee are Messrs. Goldberg, Allen,

and Weil, and Ms. Cuskley. Mr. Goldberg serves as chairman of the Compensation Committee. The Compensation Committee met three times during the fiscal year ended June 30, 2010.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of Avantair’s Corporate Governance Charter. In addition, the Nominating and Corporate Governance Committee develops and reviews background information on candidates for the Board of Directors and makes recommendations to the Board of Directors regarding such candidates. The Nominating and Corporate Governance Committee also evaluates and makes recommendations to the Board of Directors in connection with its annual review of director independence. The current charter of the Nominating and Corporate Governance Committee is available in the Investors section of Avantair’s website (www.avantair.com). A copy of this charter may also be obtained upon request from Avantair’s Corporate Secretary. All of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the listing standards of the NASDAQ Global Market. The members of the Nominating and Corporate Governance Committee are Messrs. Allen, DeWolfe, Gordon and Weil. Mr. Allen serves as chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met three times during the fiscal year ended June 30, 2010.

Executive Sessions of the Independent Directors

The Company’s “non-employee” directors (as determined under the listing standards of the NASDAQ Global Market) typically meet at each regularly scheduled meeting of the Board of Directors, in executive session without any management present. The chairperson of the Board of Directors has been chosen to preside at all of such meetings. See the section titled “Stockholder Communication with the Board of Directors” for the method for interested parties to make their concerns known to an independent director, or the independent directors as a group.

Selection of Nominees for the Board of Directors

One of the tasks of the Nominating and Corporate Governance Committee is to identify and recruit candidates to serve on the Board of Directors. The Nominating and Corporate Governance Committee is responsible for providing a list of nominees to the Board of Directors for nomination at the annual meeting of stockholders. The Nominating and Corporate Governance Committee will consider nominees for board membership suggested by its members and other Board of Directors members, as well as management and stockholders. The Nominating and Corporate Governance Committee may at its discretion retain a third-party executive search firm to identify potential nominees. The Nominating and Corporate Governance Committee will evaluate a prospective nominee against the standards and qualifications set out in the Nominating and Corporate Governance Committee Charter. The Nominating and Corporate Governance Committee will take into account many factors in evaluating a prospective nominee, including, among other things, having integrity and being accountable, being able to exercise informed judgment, being financially literate and having high performance standards.

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. The Nominating and Corporate Governance Committee will give consideration to these recommendations for positions on the Board of Directors where the Nominating and Corporate Governance Committee has not determined to re-nominate a qualified incumbent director. For each annual meeting of stockholders, the Nominating and Corporate Governance Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. An affiliated group of stockholders means stockholders constituting a group under SEC Regulation 13D. While the Nominating and Corporate Governance Committee has not established a minimum number of shares that a stockholder must own in order to present a nominating recommendation for consideration, or a minimum length of time during which the stockholder must own its shares, the Nominating and Corporate Governance Committee will take into account the size and duration of a recommending stockholder’s ownership interest in Avantair. The Nominating and Corporate Governance Committee will only consider recommendations of nominees who satisfy the minimum qualifications prescribed from time to time by the Nominating and Corporate Governance Committee or the full Board of Directors for board candidates, including that a director must represent the interests of all stockholders and not serve for the purpose of favoring or advancing the interests of any particular stockholder group or other constituency.

All stockholder nominating recommendations must be in writing, addressed to the Nominating and Corporate Governance Committee care of Avantair’s Corporate Secretary at Avantair’s principal headquarters, 4311 General Howard Drive, Clearwater, Florida 33762. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. If a recommendation is submitted by a group of two or more stockholders, the information regarding recommending stockholders must be submitted with respect to each stockholder in the group. Acceptance of a recommendation for consideration does not imply that the Nominating and Corporate Governance Committee will nominate the recommended candidate. In addition to proposing nominees for consideration to the Nominating and Corporate Governance Committee, stockholders may also directly propose nominees for consideration at an annual meeting of stockholders. The requirements and procedures to be followed by stockholders for directly nominating directors are discussed above under “Deadline for Receipt of Stockholder Proposals.”

A nominating recommendation must be accompanied by certain information concerning each recommending stockholder, including:

•	the name and address, including telephone number, of the recommending stockholder;
•	the number of Avantair’s shares owned by the recommending stockholder and the time period for which such shares have been held;
•	if the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held (alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held); and
•	a statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of Avantair’s next annual meeting of stockholders.

A nominating recommendation must be accompanied by certain information concerning the proposed nominee, including:

•	the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five-year business experience of the proposed nominee, as well as information regarding certain types of legal proceedings within the past five years involving the nominee);
•	the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of Avantair);
•	the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between Avantair and the proposed nominee valued in excess of $120,000 and certain other types of business relationships with Avantair);
•	a description of the relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination;
•	a description of all relationships between the proposed nominee and any of Avantair’s competitors, customers, suppliers, labor unions or other persons with special interests regarding Avantair known to the recommending stockholder or director in Avantair’s filings with the SEC;
•	a statement supporting the nominating stockholder’s view that the proposed nominee possesses the minimum qualifications prescribed by the Nominating and Corporate Governance Committee for nominees or directors from time to time, and briefly describing the contributions that the nominee would be expected to make to the Board of Directors and to the governance of Avantair;

•	a statement as to whether, in the view of the nominating stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of Avantair; and
•	the consent of the proposed nominee to be interviewed by the Nominating and Corporate Governance Committee, if the Nominating and Corporate Governance Committee chooses to do so in its discretion (and the recommending stockholder must furnish the proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of Avantair.

Voting for Directors

Our Bylaws provide that the voting standard for the election of our directors in elections is based on a plurality voting standard. We have nominated eight directors for election at the Annual Meeting, and because we did not receive advance notice under our Bylaws of any stockholder nominees for directors, the 2011 election of directors is an uncontested election and each director receiving any votes will be elected. Any shares not voted (whether by abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the vote, although will be counted for purposes of determining whether there is a quorum.

Determinations of Director Independence

For a director to be considered independent, the Board of Directors must determine that the director does not have any material relationship with Avantair that falls within the eight categories below. The Board of Directors reviews these categories to assist it in determining director independence, which conform to or are more exacting than the independence requirements in the NASDAQ Global Market listing standards. As required by the NASDAQ Global Market listing standards, the Board of Directors will consider all material relevant facts and circumstances known to it in making an independence determination, both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. As a result of this review, the Board of Directors determined that the following six directors will be independent as of the date of the Annual Meeting: Barry J. Gordon, Arthur H. Goldberg, Stephanie A. Cuskley, A. Clinton Allen, Robert J. Lepofsky and Richard B. DeWolfe.

A director will not be independent if the director falls within one of the following categories as determined by the Board of Directors or a committee thereof based on facts known to it in light of the meanings ascribed to those categories under applicable NASDAQ Global Market guidance, where applicable, and otherwise by the Board of Directors or a committee thereof within its discretion (determinations are based upon relationships during the 36 months preceding the determination):

•	the director is employed by Avantair, or an immediate family member is an executive officer of Avantair;
•	the director receives more than $100,000 per year in direct compensation from Avantair, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
•	an immediate family member of the director is employed by Avantair and receives more than $100,000 per year in direct compensation from Avantair;
•	the director is affiliated with or employed by Avantair’s independent auditor, or an immediate family member is affiliated with or employed in a professional capacity by Avantair’s independent auditor;
•	an Avantair executive is on the compensation committee of the Board of Directors of a company which employs an Avantair director, or an immediate family member of that Avantair director, as an executive officer;
•	the director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with Avantair and the sales by that company to Avantair or purchases by that company from Avantair, in any single fiscal year during the evaluation period, are more than the greater of two percent of the annual revenues of that company or $1 million;

•	the director is an executive officer or employee, or an immediate family member is an executive officer, of another company which is indebted for borrowed money to Avantair, or to which Avantair is indebted for borrowed money, and the total amount of either of such company’s indebtedness to the other at the end of the last completed fiscal year is more than two percent of the other company’s total consolidated assets; or
•	the director serves as an officer, director or trustee of a charitable organization, and Avantair’s discretionary charitable contributions to the organization are more than two percent of that organization’s total annual charitable receipts during its last completed fiscal year.

Our Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

Board of Directors Meetings during Fiscal 2010

The Board of Directors held a total of ten meetings during the fiscal year ended June 30, 2010. All directors attended 75.0% or more of the aggregate number of Board of Directors meetings and committee meetings. The Chairman of the Board presides over all meetings of the Board of Directors.

Policy Regarding Attendance at Annual Meeting of Stockholders

Avantair encourages all directors to endeavor to attend all annual stockholders meetings, absent unanticipated personal or professional obligations which preclude them from doing so. The majority of Avantair’s directors attended the 2010 Annual Meeting.

Stockholder Communication with the Board of Directors

The board of directors will give appropriate attention to written communications on issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate. The chairman of the nominating and corporate governance committee will be primarily responsible for monitoring communications from stockholders and other interested parties and will provide copies or summaries of such communications to the other directors as he considers appropriate.

Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the chairman of the nominating and corporate governance committee considers to be important for the directors to know.

Stockholders and other interested parties who wish to send communications on any topic to the Board of Directors should address such communications to chairperson of the corporate nominating and corporate governance committee at the address provided on the first page of this proxy statement.

Code of Conduct and Professional Ethics

The Company’s Board of Directors has adopted a code of conduct and professional ethics that applies to all of its directors, employees and officers, including its principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The full text of the Company’s code of conduct and professional ethics is posted on its website at www.avantair.com under the Corporate Governance section. The Company intends to disclose future amendments, if any, to certain provisions of its code of conduct and professional ethics, or waivers of such provisions, applicable to its directors and executive officers, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, at the same location on its website identified above and also in a Current Report on Form 8-K within four business days following the date of such amendment or waiver. The inclusion of the Company’s website address in this proxy does not include or incorporate by reference the information on its website into this proxy.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Avantair’s executive officers and directors, and persons who beneficially own more than ten percent of its common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and beneficial owners of more than ten percent of the Company’s common stock are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based upon a review of the forms furnished to Avantair and written representations from its executive officers and directors, the Company believes that during fiscal 2010 all Section 16(a) filing requirements applicable to its executive officers, directors and beneficial owners of more than ten percent of its common stock were complied with.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee of the Board of Directors was an officer or employee of Avantair during the fiscal year ended June 30, 2010 or was formerly an officer or employee. In addition, none of Avantair’s executive officers served as a member of another entity’s board of directors or as a member of the Compensation Committee of another entity (or other board committee performing equivalent functions) during the fiscal year June 30, 2010. There are no Compensation Committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act during the fiscal year ended June 30, 2010.

Directors’ Compensation

Upon the recommendation of the Compensation Committee, the full board of directors approved an annual compensation arrangement for the Company’s independent directors effective February 23, 2007, which remains in effect. Such arrangement is comprised of the following:

Annual Fee.  Each director, other than those directors serving as employees, receives an annual cash retainer in the amount of $40,000, paid quarterly in arrears. Each director has the option to receive, in whole or in part, such amount in cash or hours flown in Company aircraft. The hours flown in Company aircraft will be valued at estimated fair market value. The non-Executive Chairman receives an additional $35,000 in annual compensation which may be received, in whole or in part, in cash or hours flown in Company aircraft.

Audit Committee Chair.  The chair of the Audit Committee receives an additional annual compensation of $20,000 for service as the Audit Committee chair, which may be received, in whole or in part, in cash or hours flown in Company aircraft.

In March 2008, Avantair granted 3,000 shares of restricted stock to each of the then five non-employee directors on the Company’s Board of Directors. In addition, in May 2009 and March 2010, Avantair granted 3,000 shares of restricted stock to each of the six non-employee directors on the Company’s Board of Directors. The restricted stock granted to the director’s vest one third upon each of the next three successive annual meetings, subject to the director’s continued service on the Board of Directors at that time.

The following director compensation table shows the compensation paid in fiscal year ended June 30, 2010 to the Company’s non-employee directors:

Director Compensation Table

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards	All Other Compensation	Total
Barry J. Gordon	$75,000	$7,050	$—	$—	$82,050
A. Clinton Allen	40,000	7,050	—	—	47,050
Stephanie A. Cuskley	60,000	7,050	—	—	67,050
Richard B. DeWolfe	40,000	7,050	—	—	47,050
Arthur H. Goldberg	40,000	7,050	—	—	47,050
Robert J. Lepofsky	40,000	7,050	—	—	47,050

(1)	The fees earned by the directors may be paid, at the director’s option, in cash and/or in hours flown in Company aircraft at estimated fair market value per hour. Messrs. Allen, Goldberg, Lepofsky and DeWolfe have chosen to be paid in hours flown in company aircraft. Mr. Gordon and Ms. Cuskley have chosen to be paid in cash.
(2)	The amounts reported in this column reflect the grant date fair value of the stock awards computed in accordance with Financial Accounting Standards Board (FASB) ASC 718, “Stock Compensation.” The assumptions used in the calculation of these amounts are included in Note 13 to the Company’s consolidated financial statements for the fiscal year ended June 30, 2010.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected J.H. Cohn, LLP as the Company’s independent auditors for the fiscal year ending June 30, 2011, and has further directed that management submit the selection of independent auditors for ratification by stockholders at the annual meeting. Stockholder ratification of the selection of J.H. Cohn, LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Audit Committee of the Board of Directors is submitting the selection of J.H. Cohn, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection were ratified, the Audit Committee of the Board of Directors at its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

J.H. Cohn, LLP has audited the Company’s financial statements since August 1, 2006. A representative of the firm of J.H. Cohn, LLP is expected to be available telephonically and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

Avantair, Inc.’s Audit Committee serves to assist Avantair’s Board in fulfilling the oversight responsibilities it has under the law with respect to financial reports and other financial information provided by Avantair to the public, Avantair’s systems of internal controls regarding finance and accounting that management and the Board have established and Avantair’s auditing, accounting and financial reporting processes generally.

The Audit Committee is comprised solely of independent directors, as defined in the listing standards of the NASDAQ Global Market, as well as other statutory, regulatory and other requirements applicable to Avantair.

The Audit Committee operates under a written charter adopted by the Board, a copy of which is available in the Investor Relations section of Avantair’s website (www.avantair.com). The Audit Committee annually reviews and assesses the adequacy of its charter in order to insure early or timely compliance with statutory, regulatory, listing and other requirements applicable to Avantair.

Avantair’s management has primary responsibility for the preparation, presentation and integrity of Avantair’s financial statements and its financial reporting process, including internal control over financial reporting. Avantair’s independent registered public accounting firm, J.H. Cohn, LLP, is responsible for expressing an opinion on the conformity of Avantair’s financial statements with accounting principles generally accepted in the United States. The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm.

The Audit Committee has the authority and responsibility to select, evaluate and, when appropriate, replace the independent registered public accounting firm. The Audit Committee also has periodic discussions with management and the independent registered public accounting firm with regard to the quality and adequacy of Avantair’s internal controls. Management’s and the independent registered public accounting firm’s presentations to, and discussions with, the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent registered public accounting firm.

In this context, the Audit Committee reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with Avantair’s management and J.H. Cohn, LLP.
2.	The Audit Committee has discussed with J.H. Cohn, LLP the matters required to be discussed per Codification of Statements on Auditing Standards, AU §380.

3.	The Audit Committee has received and reviewed the written disclosures and the letter from J.H. Cohn, LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with J.H. Cohn, LLP its independence from Avantair.
4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to Avantair’s Board, and the Board has approved, that the audited financial statements be included in Avantair’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, for filing with the Securities and Exchange Commission. The Audit Committee has also appointed J.H. Cohn, LLP as Avantair’s independent registered public accounting firm for the fiscal year ending June 30, 2011.

Submitted by the audit committee:
Stephanie A. Cuskley, Chair
Richard B. DeWolfe
Arthur H. Goldberg
Robert J. Lepofsky

The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into such filings.

Principal Accounting Fees and Services

The following table presents fees for professional audit services rendered by J.H. Cohn, LLP for the audit of Avantair’s annual financial statements for the fiscal years ended June 30, 2010 and June 30, 2009, and fees billed for other services rendered by J.H. Cohn, LLP during those periods.

Fee Category	Fiscal 2010 Fees	Fiscal 2009 Fees
Audit Fees	$284,500	$218,500
Audit-Related Fees	101,500	46,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$386,000	$264,500

Audit Fees.  Consists of fees billed for professional services rendered for the audit of Avantair’s consolidated financial statements, and review of the interim financial statements included in quarterly reports and services that are normally provided by J.H. Cohn, LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  Consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements in connection with regulatory filings and are not reported under “Audit Fees.”

Tax Fees.  Avantair did not incur any additional fees under this category.

All Other Fees.  Avantair did not incur any additional fees under this category.

Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Permissible Non-Audit Services of the Independent Registered Public Accountants

The Audit Committee’s policy is to pre-approve all audit, audit-related and permissible non-audit services provided by the independent registered public accountants in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval, and the fees for the services performed to date. During the fiscal year ended June 30, 2010, all services were pre-approved by the Audit Committee in accordance with this policy.

Recommendation of the Board of Directors

The affirmative vote of holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote is required for the adoption of this proposal. If you hold your shares through a broker, bank or other nominee and you do not instruct them on how to vote on this proposal your broker will not have authority to vote your shares. An abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote “against” the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT AUDITORS” TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL OF THIS PROPOSAL.

PROPOSAL NO. 3

AN AMENDMENT TO THE AVANTAIR, INC.
2006 LONG-TERM INCENTIVE PLAN TO INCREASE SHARES AVAILABLE FOR AWARDS

The Company has one stock-based compensation plan, the 2006 Long-Term Incentive Plan (sometimes referred to as “the Plan”), which the Company’s shareholders approved for employees, certain non-employees and non-employee directors in February 2007. The purpose of the Plan is to further and promote the interests of Avantair, its subsidiaries and its stockholders by enabling Avantair and its subsidiaries to attract, retain and motivate employees, non-employee directors and consultants or those who will become employees, non-employee directors or consultants, and to align the interests of those individuals and Avantair’s stockholders.

Stock-based awards under this plan may consist of common stock, common stock units, stock options, cash-settled or stock-settled stock appreciation rights, restricted stock and other stock-based awards. The Company issues common stock to satisfy stock option exercises or vesting of stock awards.

Currently, the maximum number of shares of Avantair’s common stock issuable in connection with the Plan may not exceed 1.5 million shares. There are 951,100 shares subject to issuance upon exercise of outstanding stock options and 309,834 shares have been issued with respect to awards of restricted stock, resulting in 239,066 remain available for future issuance under the Plan. If any awards under the Plan expire or terminate unexercised, the shares of common stock allocable to the unexercised or terminated portion of such award will again be available for award under the Plan.

The Company is proposing to amend the Plan to increase the shares available for awards granted under the Plan by 4.0 million shares on a pre-reverse split basis. If the proposal is approved by our stockholders, the total 5.5 million shares of stock issuable in connection with the Plan will be approximately 21.0 % of our total outstanding common stock as of November 10, 2010 (calculated on a pre-reverse split basis).

Summary Description of the 2006 Long-Term Incentive Plan

The following is a summary of the current features of the Plan.

Number of Shares

The maximum number of shares of Avantair common stock as to which awards may be granted under the Plan may not exceed 1.5 million shares. Shares of Avantair common stock subject to issuance upon exercise or settlement of awards with respect to stock options, stock appreciation rights, restricted stock and restricted stock units shall count against this limit. Awards of performance units which are paid in cash are not subject to this limit and will not count against the number of shares of Avantair common stock available under the Plan. With respect to awards intending to be “qualified performance-based compensation” under Section 162(m) of the Code the maximum amount that can be awarded in any calendar year to any participant is (i) in respect of performance units, performance-based restricted shares and restricted stock units and other awards (other than options and stock appreciation rights), 150,000 shares of Avantair common stock (or the then equivalent fair market value of such shares), and (ii) in the case of stock options and stock appreciation rights, 150,000 underlying shares of Avantair common stock. Avantair may grant awards that exceed the 150,000 share limit so long as the amount in excess of such limit is not intended to be “qualified performance-based compensation” under the Code. The limits on the numbers of shares described in this paragraph and the number of shares subject to any award under the Plan are subject to proportional adjustment as determined by Avantair’s Board to reflect certain stock changes, such as stock dividends and stock splits (see “Recapitalization Adjustments” below).

If any awards under the Plan expire or terminate unexercised, the shares of common stock allocable to the unexercised or terminated portion of such award will again be available for award under the Plan.

Administration

The administration, interpretation and operation of the Plan is vested in the Compensation Committee of Avantair’s Board of Directors. The Compensation Committee may designate persons other than members of the Compensation Committee to carry out the day-to-day administration of the Plan.

Eligibility

The Plan permits awards to employees and non-employee directors and consultants of Avantair and its subsidiaries.

Awards under the Plan

Awards under the Plan may consist of stock options, stock appreciation rights (which are sometimes referred to as SARs), restricted stock, restricted stock units or performance unit awards. All awards are evidenced by an award agreement between Avantair and the individual participant and approved by the Compensation Committee. At the discretion of the Compensation Committee, an eligible participant may receive awards from one or more of the categories described below, and more than one award may be granted to an eligible participant.

Stock Options and Stock Appreciation Rights

Stock options granted under the Plan may be in the form of incentive stock options (which qualify for special tax treatment) or non-qualified stock options, and may be granted alone or in addition to other awards under the Plan.

The exercise price and other terms and conditions of stock options and the terms and conditions of SARs are determined by the Compensation Committee at the time of grant, and in the case of stock options, the exercise price per share may not be less than 100 percent of the fair market value of a share of Avantair common stock on the date of the grant. In addition, the term of any incentive stock options granted under the Plan may not exceed ten years.

If stock options and SARs are granted together in tandem, the exercise of such stock option or the related SAR will result in the cancellation of the related stock option or SAR to the extent of the number of shares in respect of which such option or SAR has been exercised.

Stock options and SARs granted under the Plan shall become exercisable at such time as designated by the Compensation Committee at the time of grant. Although the Plan does not require it, the typical vesting schedule has been that one-third of the options will vest one year following the grant date, and one-twelfth of the options vest every three months thereafter.

Payment for shares issuable pursuant to the exercise of a stock option may be made either in cash, by certified check, bank draft or money order payable to the order of Avantair, or by payment through any other mechanism permitted by the Compensation Committee, including, if the Compensation Committee so determines, by delivery of shares of Avantair common stock.

In addition, the Compensation Committee, in its sole discretion, may provide in any stock option or SAR award agreement that the recipient of the stock option or SAR will be entitled to dividend equivalents with respect to such award. In such instance, in respect of any such award which is outstanding on a dividend record date for Avantair common stock, the participant would be entitled to an amount equal to the amount of cash or stock dividends that would have paid on the shares of Avantair common stock covered by such stock option or SAR award had such shares of Avantair common stock been outstanding on the dividend record date.

Restricted Stock Awards and Restricted Stock Units

Restricted stock and restricted stock units will vest in accordance with the conditions and vesting schedule, if any, provided in the relevant award agreement. A participant may not sell or otherwise dispose of restricted stock or restricted stock units until the conditions imposed by the Compensation Committee with respect to such stock and/or units have been satisfied. Restricted stock awards and restricted stock units under the Plan may be granted alone or in addition to any other awards under the Plan.

Each participant who receives a grant of restricted stock will have the right to receive all dividends and vote or execute proxies for such shares. Any stock dividends granted with respect to such restricted stock will be treated as additional restricted stock. Participants receiving grants of restricted stock units will not be stockholders until the common stock underlying the award is provided to them and they will not enjoy the rights of stockholders (such as receiving dividends and voting or executing proxies) until that time.

Performance Units

Performance units (with each unit representing a monetary amount designated in advance by the Compensation Committee) are awards which may be granted to participants alone or in addition to any other awards granted under the Plan. Generally, participants receiving performance unit grants will only earn such units if certain performance goals are satisfied during a designated performance period. The Compensation Committee will establish such performance goals and may use measures such as level of sales, earnings per share, income before income taxes and cumulative effect of accounting changes, income before cumulative effect of accounting changes, net income, earnings before interest and taxes, return on assets, return on equity, return on capital employed, total stockholder return, market valuation, cash flow, cash EBITDA, completion of acquisitions and/or divestitures, comparisons to peer companies, individual or aggregate participant performance or such other measure or measures of performance as the Compensation Committee determines. The participant may forfeit such units in the event the performance goals are not met. If all or a portion of a performance unit is earned, payment of the designated value thereof will be made in cash, unrestricted shares of Avantair common stock, in restricted shares or in any combination thereof, as provided in the relevant award agreement.

Performance Goals for Qualified Performance-Based Compensation

Section 162(m) of the Code limits Avantair’s ability to deduct compensation paid to its senior executive officers, unless the compensation qualifies as “qualified performance-based compensation,” as defined in that section and the regulations promulgated under that section. To the extent possible Avantair intends to have the Plan satisfy the requirements of Section 162(m) so that the Compensation Committee is able to grant awards satisfying the requirements of “qualified performance-based compensation.”

Recapitalization Adjustments

Awards granted under the Plan, any agreements evidencing such awards and the maximum number of shares of Avantair common stock subject to all awards, as well as the per participant per calendar year limitations described above, shall be subject to adjustment or substitution, as determined by Avantair’s Board of Directors, as to the number, price or kind of a security or other consideration subject to such awards or as otherwise determined by the Board to be equitable (i) in the event of changes in the outstanding stock or in the capital structure of Avantair by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such award or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, participants, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan.

Mergers and Other Similar Events

In the event of any of the following:

A.	Avantair is merged into or consolidated with another corporation or entity;
B.	All or substantially all of the assets of Avantair are acquired by another person; or
C.	The reorganization or liquidation of Avantair

Avantair’s Board of Directors may cancel any outstanding awards and cause the holders thereof to be paid, in cash, securities or other property (including any securities or other property of a successor or acquirer), or any combination thereof, the value of such awards as determined by Avantair Board of Directors, in its sole discretion. Avantair’s Board of Directors may provide that such cash, securities or other property is subject to vesting and/or exercisability terms similar to the award being cancelled.

Amendment, Suspension or Termination of the Plan

Unless earlier terminated by Avantair’s Board of Directors, the Plan shall terminate in February 2017. The Board may amend, suspend or terminate the Plan (or any portion thereof) at any time. However, no amendment shall (a) materially and adversely affect the rights of any participant under any outstanding award, without the consent of such participant (except as described below) or (b) increase the number of shares available for awards under the Plan without shareholder approval.

Section 409A of the Code provides substantial penalties to persons deferring taxable income, unless the requirements of Section 409A have been satisfied. The Plan provides the ability to issue awards that may be subject to Section 409. Avantair’s Board of Directors may amend the Plan, without participant consent, in any way it deems appropriate, even if such amendment would materially and adversely affect the rights of participants, in order to satisfy Section 409A and the regulations issued thereunder.

Proposal

The Company is proposing to amend the Plan to increase the shares available for awards granted thereunder by 4.0 million shares on a pre-reverse split basis. An increase in the number of shares available for grants under the Plan requires stockholder approval. Therefore, this amendment will not become effective if the stockholders do not approve it.

The amendment to the 2006 Long-Term Incentive Plan provides for a 4.0 million share increase in the number of shares of Avantair common stock that may be subject to future awards under the 2006 Long-Term Incentive Plan. This amendment is proposed in order to give the Company flexibility to grant restricted stock, stock appreciation rights and other stock-based awards under the 2006 Long-Term Incentive Plan. The Company believes that grants of stock-based awards help to motivate high levels of performance and provide an effective means of recognizing employee contributions to the success of Avantair. Moreover, stock-based award grants align the interests of the employees with the interests of the stockholders. When Avantair performs well, employees are rewarded along with other stockholders. The Company believes that stock-based award grants are of great value in recruiting and retaining highly qualified technical and other key personnel who are in great demand. The Board of Directors believes that the ability to grant stock-based awards will be important to Avantair’s future success by allowing it to remain competitive in attracting and retaining such key personnel.

Recommendation of the Board of Directors

The affirmative vote of holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote is required for the adoption of this proposal. If you hold your shares through a broker, bank or other nominee and you do not instruct them on how to vote on this proposal your broker will not have authority to vote your shares. An abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote “against” the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 3 — AN AMENDMENT TO THE AVANTAIR, INC. 2006 LONG-TERM INCENTIVE PLAN TO INCREASE SHARES AVAILABLE FOR AWARDS” TO BE IN THE BEST INTERESTS OF AVANTAIR TO PROVIDE EMPLOYEES WITH THE OPPORTUNITY TO ACQUIRE AN OWNERSHIP INTEREST IN THE COMPANY THROUGH THEIR PARTICIPATION IN THE 2006 LONG-TERM INCENTIVE PLAN AND THEREBY ENCOURAGE THEM TO REMAIN AN EMPLOYEE OF AVANTAIR AND MORE CLOSELY ALIGN THEIR INTERESTS WITH THOSE OF THE STOCKHOLDERS.

PROPOSAL NO. 4

AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO PROVIDE DISCRETION TO THE BOARD OF DIRECTORS TO EFFECT A
REVERSE STOCK SPLIT

The Company’s Board of Directors has unanimously adopted and is submitting for stockholder approval an amendment to the Company’s Amended and Restated Certificate of Incorporation to authorize the Board of Directors to, at its discretion, until the next Annual Meeting of Stockholders, (1) effect a reverse stock split at a reverse split ratio of between 1-for-2 and 1-for-5, which ratio will be selected by the Board of Directors following stockholder approval and prior to the time of filing of a Certificate of Amendment with the Delaware Secretary of State, and (2) decrease the total number of authorized shares of the Company’s common stock on a basis proportional to the reverse split ratio approved by the Board of Directors. Pursuant to the law of Delaware, the Company’s state of incorporation, the Board of Directors must adopt any amendment to the Company’s Amended and Restated Certificate of Incorporation and submit the amendment to stockholders for their approval. The form of the proposed amendment to the Company’s Amended and Restated Certificate of Incorporation to effect the reverse stock split is attached to this Proxy Statement as Annex A. The Board, in its discretion, may elect, at any time prior to next year’s annual meeting of stockholders, to effect any reverse split ratio within the range set forth above upon receipt of stockholder approval, or none of them if the Board determines in its discretion not to proceed with the reverse stock split. The Company believes that the availability of a range of reverse split ratios will provide it with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for the Company and its stockholders. The reverse stock split will affect all of the Company’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests except to the extent that the reverse stock split would result in any of the Company’s stockholders receiving cash in lieu of fractional shares. As described below, stockholders otherwise entitled to fractional shares as a result of the reverse stock split will receive cash payments in lieu of such fractional shares. In determining which reverse stock split ratio to implement, if any, following the receipt of stockholder approval, the Board of Directors may consider, among other things, factors such as:

•	the historical trading price and trading volume of the common stock;
•	the then prevailing trading price and trading volume of the common stock and the anticipated impact of the reverse stock split on the trading market for the common stock;
•	the Company’s ability to obtain and continue its listing on the NASDAQ;
•	which reverse split ratio would result in the greatest overall reduction in the Company’s administrative costs; and
•	prevailing general market and economic conditions.

Reasons for the Reverse Stock Split

The Board of Directors is not requesting approval of the reverse stock split in connection with a “going-private transaction” within the meaning of Rule 13e-3 of the Exchange Act. There is no plan or contemplated plan by the Company to take itself private at the date of this proxy statement. The Board of Directors believes that stockholders should authorize the reverse split for the following reasons:

•	Compliance with NASDAQ Listing Standards. The Company’s common stock is traded on the Over-The-Counter Bulletin Board under the symbol “AAIR”. The Company desires to have its stock traded on the NASDAQ Capital Market but is not eligible because its average per share closing price was less than $4.00. Pursuant to the terms of a Securities Purchase and Exchange Agreement we entered into in October 16, 2009 with certain investors, we agreed to use its commercially reasonable best efforts to qualify for the listing of the outstanding common stock on the NASDAQ Capital Market as promptly as practicable. The Board of Directors believes that the plan to pursue a reverse stock split will increase our stock price and the Company will be able to obtain a listing of its common stock on the NASDAQ Capital Market, assuming the other listing requirements of the NASDAQ Capital Market are met. The Company intends to effect listing on the NASDAQ Capital Market as soon as practicable after it satisfies all such listing requirements.

However, the Company cannot provide assurance that a reverse stock split will increase the trading price of its common stock. Even if a reverse stock split is completed, the Company may be unable to qualify its common stock for listing on the NASDAQ Capital Market, or to maintain such a listing if initially qualified.
•	Increase in Eligible Investors. A reverse stock split would allow a broader range of institutions and other investors in the Company’s common stock, such as funds that are prohibited from buying stocks whose price is below a certain threshold, potentially increasing trading volume and liquidity. Many institutional investors will not invest in Over-The-Counter Bulletin Board companies and those that do will expect the Company to be moving toward an upgraded listing as a pre-requisite to investment in the Company.
•	Increased Broker Interest. A reverse stock split would help increase broker interest in the Company’s common stock as their policies can discourage them from recommending companies with lower stock prices. Because of the trading volatility often associated with lower-priced stocks, many brokerage houses and institutional investors have adopted internal policies and practices that either prohibit or discourage them from investing in such stocks or recommending them to their customers. Some of those policies and practices may also function to make the processing of trades in lower-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on transactions in lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Company’s common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the stock price were substantially higher.
•	Decreased Stock Price Volatility. The Board of Directors believes that the increase in the stock price that it expects to result from the reverse stock split could decrease price volatility, as small changes in the price of the Company’s common stock currently result in relatively large percentage changes in the stock price.

Possible Disadvantages of the Reverse Stock Split

The following are possible disadvantages of a reverse stock split:

The reverse stock split may not increase the price of the Company’s common stock.  Although the Board of Directors expects that a reverse stock split will result in an increase in the price of the Company’s common stock, the effect of a reverse stock split cannot be predicted with certainty. Other factors, such as the Company’s financial results, market conditions and the market perception of the Company’s business may adversely affect the stock price. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the stock price will increase following the reverse stock split or that the stock price will not decrease in the future.

The reverse stock split may decrease the trading market for the Company’s common stock.  Because the reverse stock split will reduce the number of shares of common stock available in the public market, the trading market for the Company’s common stock may be harmed, particularly if the stock price does not increase as a result of the reverse stock split.

The reverse stock split may leave certain stockholders with “odd lots.”  The reverse stock split may result in some stockholders owning “odd lots” of fewer than 100 shares of the common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

The reverse stock split may not generate increased investor interest.  The reverse stock split may not result in a per-share price that will attract a broader range of institutions and other investors in our common stock. Investor interest in our common stock will also be based on our economic performance and other factors, which are unrelated to the number of shares of common stock outstanding.

Effects of the Reverse Stock Split

General

If the reverse stock split is approved and implemented, the principal effects will be to decrease the number of outstanding shares of the Company’s common stock based on the reverse stock split ratio selected by the Board of Directors and to proportionately decrease the number of authorized shares of the common stock.

The reverse stock split will not affect the registration of the common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Following a reverse stock split, the Company intends to apply for a listing on the NASDAQ Capital Market, assuming the other listing requirements of the NASDAQ Capital Market are met.

Proportionate voting rights and other rights of the holders of the common stock will not be affected by the reverse stock split, other than as a result of the treatment of fractional shares as described below. Except for stockholders who are cashed out as a result of holding fractional shares and the adjustments that may result from the treatment of fractional shares discussed below, the number of stockholders of record will not be affected by the reverse stock split and each stockholder will hold the same percentage of common stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split.

As of November 10, 2010, approximately 26.4 million shares of common stock were issued and outstanding. The below tables summarizes, for illustrative purposes only, assuming certain exchange ratios within the 1-for-2 to 1-for-5 ratio, the total outstanding common stock and common stock equivalents before and after the proposed reverse stock split (without giving effect to the treatment of fractional shares discussed below).

	Common Stock Equivalents Outstanding Prior to a Reverse Stock		Common Stock or Common Stock Equivalents Outstanding Assuming Certain Exchange Ratios
		Percent of Total	1-for-2	1-for-3	1-for-4	1-for-5
Common Stock Outstanding	26,397,143	87.47%	13,198,572	8,799,048	6,599,286	5,279,429
Common Stock Options Outstanding	951,100	3.15%	475,550	317,033	237,775	190,220
Common Stock Warrants Outstanding	2,829,507	9.38%	1,414,754	943,169	707,377	565,901
Total Common Stock and Common Stock Equivalents Outstanding	30,177,750	100.0%	15,088,875	10,059,250	7,544,438	6,035,550

Effectiveness of Reverse Stock Split

A reverse stock split would become effective upon the filing and effectiveness (the “Effective Time”) of a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. It is expected that this filing will take place promptly following a determination by the Board of Directors to, at its discretion, effect a reverse stock split, assuming the stockholders approve the amendment. However, the exact timing of the filing of the amendment will be determined by the Board of Directors based on its evaluation as to when and if such action will be the most advantageous to the Company and its stockholders. If the Board fails to implement the reverse stock split by the next Annual Meeting of the Shareholders, stockholder approval would be required again prior to implementing any reverse stock split. The Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the reverse stock split if, at any time prior to filing the Certificate of Amendment, the Board, in its sole discretion, determines that it is no longer in the Company’s best interests and the best interests of its stockholders to proceed with the reverse stock split.

Effect on the Company’s Stock Plans

As of November 10, 2010, the Company had 26,397,143 shares of common stock outstanding, 239,066 shares of common stock available for future awards under its 2006 Long-Term Stock Incentive Plan and warrants to purchase 2,829,507 shares outstanding. If Proposal No. 3 is approved by our stockholders, the Plan will have an additional 4.0 million shares (on a pre-reverse split basis) available for awards under the Plan. In addition, the Company has 152,000 shares of Series A Preferred Shares outstanding and 4,251,857 shares of common stock reserved on its books and records for issuance upon the conversion of the outstanding Series A Preferred Shares. Under these plans, the number of shares reserved and available for issuance and the number, exercise price, grant price or purchase price of shares subject to outstanding awards will be proportionately adjusted based on the reverse split ratio selected by the Board of Directors if the reverse stock split is affected. As a result, using the above data as of November 10, 2010 and assuming for illustrative purposes only that a 1-for-2 reverse stock split is effected and Proposal No. 3 is approved by our stockholders, the number of shares issuable upon exercise or vesting of outstanding awards would be adjusted from 1.4 million to between 0.5 million and 0.2 million, and the 4.2 million shares that were available for future issuance under the stock plans would be adjusted to between 2.1 million and 0.9 million (subject to increase as and when awards made under the stock plans expire or are forfeited and are returned in accordance with the terms of the plans). For individual holders, the number of shares subject to outstanding awards would be reduced by a factor of 2 and, in the case of outstanding stock options, the exercise price per share would be increased by a multiple of 2, such that upon an exercise, the aggregate exercise price payable by the optionee to the Company would remain the same. For example, an outstanding stock option for 5,000 shares of common stock, exercisable at $1.00 per share, would be adjusted as a result of a 1-for-2 split ratio into an option exercisable for 2,500 shares of common stock at an exercise price of $5.00 per share.

Effect on Authorized but Unissued Shares of Common Stock

Currently, the Company is authorized to issue up to a total of 75.7 million shares, comprising 75.0 million shares of common stock and 700,000 shares of preferred stock. Concurrently with the reverse stock split, the Company intends to decrease its authorized shares of common stock by the same ratio as the reverse stock split (rounded to the nearest whole number). For example, assuming for illustrative purposes only a 1-for-2 reverse stock split, the number of authorized shares of common stock would be decreased to 37.5 million. The number of authorized shares of preferred stock will not change.

Fractional Shares

The Company does not currently intend to issue fractional shares in connection with the reverse stock split. Stockholders who would otherwise hold fractional shares because the number of shares of common stock they hold before the reverse stock split is not evenly divisible by the split ratio ultimately selected by the Board of Directors will receive cash (without interest) in lieu of such fractional shares in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Company’s transfer agent of all fractional shares otherwise issuable. Stockholders who own their shares in certificate form will receive such cash payment in lieu of fractional shares following the surrender of their pre-split certificates for post-split shares. The ownership of a fractional share interest will not give the holder any voting, dividend or other rights, except to receive the above-described cash payment. The Company will be responsible for any brokerage fees or commissions related to the transfer agent’s selling in the open market shares that would otherwise be fractional shares.

Stockholders should be aware that, under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Company or the transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, if applicable, stockholders otherwise entitled to receive such funds, but who do not receive them, will have to seek to obtain such funds directly from the state to which they were paid.

Effect on Par Value

The proposed amendments to the Company’s Amended and Restated Certificate of Incorporation will not affect the par value of the common stock, which will remain at $.0001 per share.

Reduction In Stated Capital

As a result of the reverse stock split, upon the Effective Time, the stated capital on the Company’s balance sheet attributable to the common stock, which consists of the par value per share of the common stock multiplied by the aggregate number of shares of the common stock issued and outstanding, will be reduced in proportion to the size of the reverse stock split. Correspondingly, the Company’s additional paid-in capital account, which consists of the difference between the Company’s stated capital and the aggregate amount paid to the Company upon issuance of all currently outstanding shares of the common stock, will be credited with the amount by which the stated capital is reduced. The Company’s stockholders’ equity, in the aggregate, will remain unchanged.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the proposed reverse stock split, the Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Effect on Registered and Beneficial Holders

If the reverse stock split is effected, the Company intends to treat beneficial holders (i.e., stockholders who hold their shares in “street name” through a bank, broker or other nominee) in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding shares in “street name”. However, these banks, brokers or other nominees may have their own procedures for processing the reverse stock split. Stockholders who hold shares with a bank, broker or other nominee and have questions in this regard are encouraged to contact their bank, broker or other nominee.

Effect on Registered Book-Entry Holders

The Company’s registered stockholders may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. These stockholders will not have stock certificates evidencing their ownership of the Company’s common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

•	If you hold shares in a book-entry form, you do not need to take any action to receive your post-split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.
•	If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after the Company’s transfer agent completes the aggregation and sale described above in “Fractional Shares”. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment.

Effect on holders of Registered Certificated Shares

Some registered stockholders hold their shares of The Company common stock in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the effective date of the reverse stock split. The transmittal letter will contain instructions on how to surrender your certificate(s) representing your pre-split shares to the transfer agent. Upon receipt of your properly completed and executed letter of transmittal and your stock certificate(s), you will be issued the appropriate number of shares electronically in book-entry form under the direct registration system. This means that, instead of receiving a new stock certificate, you will receive a direct registration statement that indicates the number of post-split shares you own in book-entry form. At any time after receipt of your direct registration statement, you may request a stock certificate representing your post-split ownership interest. If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under “Fractional Shares.” No new shares in book-entry form will be issued and no payment in lieu of any fractional share interest will be made to you until you surrender your outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. YOU SHOULD NOT SEND YOUR CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM THE TRANSFER AGENT.

No Appraisal Rights

Under the Delaware General Corporation Law, the Company’s stockholders are not entitled to dissenter’s rights or appraisal rights with respect to the reverse stock split described in this proposal.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following is a general summary of certain U.S. federal income tax consequences of the reverse stock split that may be relevant to stockholders. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury regulations promulgated thereunder, published administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below. This summary does not purport to be complete and does not address all aspects of federal income taxation that may be relevant to stockholders in light of their particular circumstances or to stockholders that may be subject to special tax rules, including, without limitation: (i) stockholders subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (viii) foreign stockholders or U.S. stockholders whose “functional currency” is not the U.S. dollar; (ix) persons holding the common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquire shares of the common stock in connection with employment or other performance of services; (xi) dealers and other stockholders that do not own their shares of common stock as capital assets; or (xii) U.S. expatriates. In addition, this summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction and U.S. federal tax consequences other than federal income taxation. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of the common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. The Company has not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the United States federal income tax consequences of the reverse stock split and there can be no assurance the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge. EACH STOCKHOLDER SHOULD CONSULT SUCH HOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH STOCKHOLDER.

The reverse stock split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a stockholder generally should not recognize gain or loss upon the reverse stock split, except with respect to cash received in lieu of a fractional share of the common stock, as discussed below. A stockholder’s aggregate tax basis in the shares of the common stock received pursuant to the reverse stock split should equal the aggregate tax basis of the shares of the common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of the common stock), and such stockholder’s holding period (i.e., acquired date) in the shares of the common stock received should include the holding period in the shares of the common stock surrendered. Treasury regulations promulgated under the Internal Revenue Code provide detailed rules for allocating the tax basis and holding period of the shares of the common stock surrendered to the shares of the common stock received pursuant to the reverse stock split. Stockholders who acquired their shares of common stock on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A stockholder who receives cash in lieu of a fractional share of the common stock pursuant to the reverse stock split generally should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the holder’s tax basis in the shares of the common stock surrendered that is allocated to such fractional share of the common stock. Such capital gain or loss should be long term capital gain or loss if the holder’s holding period for the common stock surrendered exceeded one year at the Effective Time.

Information Reporting and Backup Withholding.  Information returns generally will be required to be filed with the IRS with respect to the receipt of cash in lieu of a fractional share of the common stock pursuant to the reverse stock split. In addition, stockholders may be subject to a backup withholding tax (at the current applicable rate of 28%) on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the stockholder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Recommendation of the Board of Directors

The affirmative vote of holders of a majority of the shares of our common stock entitled to vote (whether or not present) is required for the adoption of this proposal. If you hold your shares through a broker, bank or other nominee and you do not instruct them on how to vote on this proposal your broker will not have authority to vote your shares. An abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote “against” the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL TO AMEND THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE THE BOARD OF DIRECTORS TO, AT ITS DISCRETION, (1) EFFECT A REVERSE STOCK SPLIT AT A REVERSE SPLIT RATIO OF BETWEEN 1-FOR-2 AND 1-FOR-5, WHICH RATIO WILL BE SELECTED BY THE BOARD OF DIRECTORS PRIOR TO THE TIME OF FILING OF A CERTIFICATE OF AMENDMENT WITH THE DELAWARE SECRETARY OF STATE, AND (2) DECREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK ON A BASIS PROPORTIONAL TO THE REVERSE SPLIT RATIO APPROVED BY THE BOARD OF DIRECTORS.

PROPOSAL NO. 5

TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE
THE ANNUAL MEETING, INCLUDING ANY ADJOURNMENT THEREOF

The Board does not know of any matter for action by stockholders at the 2011 Annual Meeting other than Proposals 1 thru 4. The enclosed proxy card, however, will confer discretionary authority to the persons named in the proxy card (Allison Roberto and Tom Palmiero, or either of them) with respect to matters which are unknown at the date of printing this proxy statement and which may properly come before the meeting (including any adjournment thereof). Ms. Roberto and Mr. Palmiero intend to vote on any such matter in accordance with their judgment on such matter.

Recommendation of the Board of Directors

The Board of Directors believes that it is in Avantair’s best interests to authorize Ms. Roberto and Mr. Palmiero to vote on any matters which are unknown at the date of printing this proxy statement and which may properly come before the 2011 Annual Meeting (including any adjournment thereof).

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of common stock of Avantair as of December 14, 2010 by: (i) each of Avantair’s directors and nominees for director; (ii) each of the Named Executive Officers listed in the Summary Compensation Table below; (iii) all current directors and executive officers of Avantair as a group and (iv) each person known by Avantair to own beneficially more than five percent of the outstanding shares of its common stock. The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares as to which the individual has the right to acquire beneficial ownership of such shares within 60 days of December 14, 2010 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. A total of [  ] shares of Avantair’s common stock were issued and outstanding as of December 14, 2010.

Name and Address of Beneficial Owner(1)	Beneficial Ownership		Percent of Class
Kevin Beitzel	69,040	(2)(3)	*
Richard A. Pytak Jr.	78,577	(3)(4)	*
Steven Santo	1,786,808	(3)(5)	6.8%
A. Clinton Allen(6)	250,474	(7)(8)	*
Stephanie A. Cuskley(9)	39,000	(8)	*
Richard B. DeWolfe(10)	146,263	(11)	*
Arthur H. Goldberg(12)	246,000	(8)	*
Barry J. Gordon(13)	678,439	(8)	2.6%
Robert J. Lepofsky(14)	49,000	(8)	*
David M. Greenhouse(15)(16)	6,740,791		25.6%
Austin W. Marxe(15)(16)	6,315,791		24.0%
Jonathan Auerbach(17)	3,977,714		15.1%
Paul J. Solit(18)	2,194,476		8.3%
Lorne Weil(19)	2,373,620	(20)	8.3%
Paul Sonkin(21)	2,175,554	(22)	8.3%
Gilder, Gagnon, & Howe & Co. LLC(23)	3,230,709		12.3%
Allison Roberto	1,618,650	(24)	6.1%
All directors and executive officers as a group (10 individuals)(25)	5,717,221		21.7%

*	Less than 1%
(1)	Unless otherwise noted, the business address of each of the following is c/o Avantair, 4311 General Howard Drive, Clearwater FL 33762.
(2)	Represents 10,000 shares of restricted stock granted to Mr. Beitzel which one third vested on May 18, 2008 and one-twelfth of the shares vest every three months thereafter. Includes 15,000 shares of restricted stock were granted to Mr. Beitzel on June 30, 2008 which one third vested on June 30, 2009 and one-twelfth of the shares vest every 3 months thereafter. In addition, 25,000 stock options granted pursuant to the Company’s Long-Term Incentive Plan. One-third of the shares vest on October 1, 2011, and one-twelfth of the shares vest every three months thereafter.
(3)	Includes 25,000 shares of restricted stock granted on October 1, 2009 pursuant to the Company’s Long-Term Incentive Plan. One- third of the shares vests on October 1, 2010 and one-twelfth of the shares vest every three months thereafter.

(4)	Represents 7,500 shares of restricted stock granted on June 30, 2008 pursuant to the Company’s Long-Term Incentive Plan. One-third of the shares vested on June 30, 2009, and one-twelfth of the shares vest every three months thereafter. In addition, 50,000 stock options granted pursuant to the Company’s Long-Term Incentive Plan. One-third of the shares vest on October 1, 2011, and one-twelfth of the shares vest every three months thereafter.
(5)	1,606,650 of the shares are held by Camelot 27 LLC. Each of Steven Santo and Allison Roberto are members of Camelot 27 LLC. Includes 67,000 shares of restricted stock which were granted to Steven Santo individually, which one third vested on May 18, 2008 and one twelfth of the shares vest every 3 months thereafter. In addition, 100,000 stock options granted pursuant to the Company’s Long-Term Incentive Plan. One-third of the shares vest on October 1, 2011, and one-twelfth of the shares vest every three months thereafter.
(6)	The business address of Mr. Allen is 710 South Street, Needham, MA 02492.
(7)	Includes 144,000 shares purchased directly and indirectly pursuant to a Securities Purchase Agreement, dated as of June 30, 2009. Includes the exchange of 72,000 warrants at an exchange ratio of 0.63158 shares of Common Stock per warrant, converted pursuant to a Securities Purchase and Exchange Agreement, dated as of October 16, 2009.
(8)	Includes 30,000 shares of common stock issuable upon exercise of options of which vested on February 22, 2008, February 22, 2009 and February 22, 2010. Includes 3,000 shares of restricted stock granted on March 5, 2008, 3,000 shares of restricted stock granted on May 4, 2009, and 3,000 shares granted on March 3, 2010, which vest equally upon each of the next 3 successive annual meetings of stockholders (depending on the grant date).
(9)	The business address of Ms. Cuskley is c/o NPower 3 Metrotech Center, Brooklyn, NY 11201.
(10)	The business address of Mr. DeWolfe is c/o DeWolfe & Company, PO Box 299, Milton, MA 02186.
(11)	Includes 3,000 shares of Restricted Stock granted on May 4, 2009 and 3,000 shares granted on March 2, 2010, pursuant to the Company’s Long-Term Incentive Plan. The shares shall vest one-third upon each of the next three successive annual meetings of stockholders. Includes 80,000 common stock shares purchased indirectly pursuant to a Securities Purchase Agreement dated as of June 30, 2009 and the exchange of 40,000 warrants at an exchange ratio of 0.63158 shares of Common Stock per warrant, converted pursuant to a Securities Purchase and Exchange Agreement, dated as of October 16, 2009 owned by Richard B. DeWolfe Revocable Trust. All of the aforementioned shares are under the beneficial control of Mr. Dewolfe.
(12)	The business address of Mr. Goldberg is c/o Corporate Solutions Group, 175 Great Neck Road, Suite 408, Great Neck, NY 11021.
(13)	The business address of Mr. Gordon is 7808 Talavera Place, DelRay Beach, Florida 33446.
(14)	The business address of Mr. Lepofsky is c/o Westcliff Capital Group, PO Box 81367, Wellesley Hills, MA 02461.
(15)	The business address of each of Messrs. Marxe and Greenhouse is 527 Madison Avenue, Suite 2600, New York, New York.
(16)	Includes (i) 3,947,369 shares held by Special Situations Fund III QP, L.P., (ii) 1,315,790 shares held by Special Situations Cayman Fund, L.P. and (iii) 1,052,632 shares held by Special Situations Private Equity Fund, L.P. MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Fund III, QP, L.P. and the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.
(17)	The business address of Mr. Auerbach is Hound Partners, LLC 101 Park Avenue, 48th Floor, New York, NY 10178. The shares are held by Hound Partners, LP, and Hound Partners Offshore Fund, LP. Mr. Auerbach is the Managing Member of Hound Performance, LLC and Hound Partners, LLC, investment management firms that serve as the general partner and investment manager, respectively, to Hound Partners, LP and Hound Partners Offshore Fund, LP. Includes 2,797,274 shares of common stock that may be acquired upon the conversion of Series A Convertible Preferred Stock.

(18)	The business address of Mr. Solit is Potomac Capital Management, 825 Third Avenue, 33 Floor, New York, NY 10022. The shares are held by Potomac Capital Management LLC and Potomac Capital Management Inc. Mr. Solit is the Managing Member of Potomac Capital Management LLC and the President and Sole Owner of Potomac Capital Management Inc. Includes 1,118,910 shares of common stock that may be acquired upon the conversion of Series A Convertible Preferred Stock.
(19)	The business address of Mr. Weil is 750 Lexington Avenue 25th Floor, New York, NY 10022.
(20)	Includes 2,373,620 warrants, each to purchase one share of the Company’s common stock for $1.25 per share. The warrants expire on October 16, 2012, and any underlying shares purchased upon exercise of each warrant may not be sold, transferred, assigned or hypothecated, in whole or in part, at any time on or prior to October 16, 2011, other than to an affiliate of Lorne Weil.
(21)	The business address of Mr. Sonkin is 460 Park Avenue, 12th Floor, New York, New York 10022. The shares are held by Hummingbird Value Fund, L.P., The Hummingbird Microcap Value Fund, L.P. and The Hummingbird Concentrated Fund, L.P. Mr. Sonkin, as managing member and control person of Hummingbird Management LLC, the investment manager of such entities, has sole voting and dispositive power over such shares.
(22)	Includes 335,673 shares of common stock that may be acquired upon the conversion of Series A Convertible Preferred Stock.
(23)	This information is based on Schedule 13F filed with the SEC on September 30, 2010 by Walter Weadock, member of Gilder, Gagnon, Howe and Co. LLC.
(24)	1,606,650 of the shares are held by Camelot 27 LLC. Each of Steven Santo and Allison Roberto are members of Camelot 27 LLC. Includes 5,000 shares of restricted stock which was granted to Allison Roberto individually which one third vested on May 18, 2008 and one twelfth of the shares vest every 3 months thereafter. Also includes 7,000 stock options granted to Allison Roberto individually, pursuant to the Company’s Long-Term Incentive Plan. One-third of the shares vest on April 11, 2011, and one-twelfth of the shares vest every three months thereafter.
(25)	Includes 189,759 shares of restricted stock. Includes 100,000 shares of common stock issuable upon exercise of options.

MANAGEMENT

Executive Officers

The following table contains the names, ages, and positions of our current executive officers:

Name	Age	Position
Steven Santo	43	Chief Executive Officer and Director
Richard A. Pytak Jr.	48	Chief Financial Officer
Kevin Beitzel	42	Chief Operating Officer

Steven Santo has served as Chief Executive Officer, President and a Director of Avantair since its inception in June 2003 and Skyline Aviation Services, Inc. since June 2002. Mr. Santo is a licensed, commercially-rated pilot who has been flying for approximately 21 years. From 1995 through 2001, Mr. Santo practiced law as an attorney in private practice, concluding his law practice in 2001 as a name partner at the firm of Fields, Silver & Santo. From 1992 to 1995, Mr. Santo served as an Assistant District Attorney in New York working in the office’s major crimes unit. Mr. Santo received a J.D. from St. Johns’ University School of Law and a bachelor’s degree from Villanova University and holds a Professional Director Certification from the American College of Corporate Directors, a director education and credentialing organization.

Richard Pytak has been the Chief Financial Officer since April 14, 2008. Prior thereto, Mr. Pytak was the Company’s Vice President of Finance since joining the Company in February 2008. Prior to joining Avantair, Mr. Pytak served as Group Controller of Gibraltar Industries, Inc., from August 2003 to January 2008 and as Treasurer from June 1998 to July 2003. Gibraltar Industries, Inc. is a leading manufacturer, processor, and distributor of products for the building, industrial, and vehicular markets, with annual sales of over $1 billion dollars in 2007.

Kevin Beitzel has been the Chief Operating Officer since February 8, 2008. Mr. Beitzel served as the Company’s Executive Vice President of Maintenance and Operations from September 2007 to February 8, 2008. From December 2005 through August 2007, Mr. Beitzel served as the Company’s Vice President of Maintenance. Prior to joining Avantair, Mr. Beitzel served as Director of Vendor Maintenance at US Airways from February 2005 to December 2005. From July 1990 to February 2005, Mr. Beitzel held various management roles within US Airways.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis describes the Company’s compensation program for the fiscal year ended June 30, 2010 for our named executive officers: Steven Santo, Chief Executive Officer; Richard A. Pytak Jr., Chief Financial Officer; and Kevin Beitzel, Chief Operating Officer. The primary goals of the Compensation Committee of Avantair’s board of directors with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, to tie annual and long-term cash and stock incentives to achievement of specified performance objectives, and to align executives’ incentives with stockholder value creation.

To achieve these goals, the Compensation Committee recommends executive compensation packages to the board of directors that are generally based on a mix of salary, discretionary bonus and equity awards. Although the Compensation Committee has not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, the Company intends to implement and maintain compensation plans that tie a substantial portion of its executives’ overall compensation to achievement of corporate goals and value-creating milestones such as the development of the Company’s products, the establishment and maintenance of key strategic relationships, reaching sales and marketing targets and the growth of its customer base as well as its financial and operational performance, as measured by metrics such as revenues and profitability.

The Compensation Committee performs reviews based on surveys of executive compensation paid by peer companies in the fractional aircraft industry as well as reviews of other industries of similar age and size, as it sees fit, in connection with the establishment of cash and equity compensation and related policies.

In 2008, the Compensation Committee engaged Pearl Meyer & Partners, a compensation consultant, referred to as the consultant, to conduct a competitive assessment of compensation for the Company’s executives and top management positions. The consultant reported directly to the Compensation Committee, and not to management, is independent from the Company, has not provided services to the Company other than to the Compensation Committee, and received compensation from the Company only for services provided to the Compensation Committee. The consultant provided benchmark data for each position. The survey data used for the study included aviation industry specific information, as well as broader survey data that covered a wide range of companies across all industries and revenue sizes. The consultant performed a regression analysis of the survey data to recognize differences in company revenue. With the consultant’s assistance, a comparative peer group of 7 publicly traded aviation-related companies was developed based on similarities in such measures as revenues, gross profit and dividend policies. Information from the public filings of the peer group companies was used as an additional comparative measure for equivalent positions within the Company. The peer group consisted of: PHI Inc., Air Methods Corp., Alabama Aircraft Industries Inc., Gulfstream International Group Inc., Clark Holdings Inc., Air T Inc. and Express-1 Expedited Solutions Inc. Although the consultant has not been engaged to provide services to the Compensation Committee since 2008, the Pearl Meyer & Partners 2008 study continues to influence the Compensation Committee’s compensation decisions by providing a general reference point to similar companies.

Elements of Compensation

The Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels the committee believes are comparable to the levels of compensation paid to executives in other companies of similar size and stage of development operating in the industry and are competitive and further the Company’s objectives of motivating achievement of its short- and long-term financial performance goals and strategic objectives, rewarding superior performance and aligning the interests of its executives and shareholders. The compensation received by the Company’s executive officers consists of the following elements:

•	base salary;
•	discretionary annual bonus;
•	equity-based long-term incentives; and
•	401(k), profit-sharing, welfare and other personal benefits

Base Salary

General Considerations

Base salaries for the Company’s executives are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within the fractional aircraft industry. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Since October 2009, the base salary of the Chief Executive Officer has been $500,000. The annual base salary for the other executive officers range from $250,000 to $265,000. Effective October 1, 2010, the base salary of the Chief Executive Officer will increase to $525,000, and the annual base salary for the other executive officers will increase to $280,000. The Compensation Committee believes that based on its general understanding of the industry, these base salary levels are commensurate with the general salary levels for similar positions in companies in a similar stage of development in the industry.

Annual Incentive Compensation

Discretionary Annual Bonus

In addition to base salaries, the Compensation Committee has the authority to award discretionary annual bonuses to the Company’s executive officers, including the named executive officers. The annual incentive bonuses are intended to compensate officers for achieving corporate goals and for achieving what the committee believes to be value-creating milestones.

Due to uncertain economic conditions during fiscal year 2010, the Compensation Committee did not develop specific targets or goals that needed to be achieved as a condition to the payment of the discretionary annual bonuses. The Compensation Committee principally considered the named executive officers’ contributions in achieving the following objectives in determining appropriate levels of bonus compensation: (i) the Company’s named executive officers timely responsiveness to the economic conditions affecting the industry, (ii) their efforts to position the Company in a manner that would enable it to excel and become a market leader in the industry, (iii) the success of the Company’s named executive officers in obtaining necessary financing for the Company’s activities during the 2010 fiscal year, (iv) the strong sales results of the time card programs during negative macro-economic and industry trends, (v) the success of the Company’s named executive officers in improving the Company’s balance sheet strength during the 2010 fiscal year, and (vi) the success of the Company’s named executive officers in maintaining positive EBITDA for the Company during the 2010 fiscal year. It was specifically acknowledged that all of the aforementioned milestones were achieved during a down economic market which heightened the difficulty encountered by the Company’s named executive officers in achieving these objectives. In addition to the achievements listed, the Compensation Committee also considered the overall scope of each named executive officer’s responsibilities when determining the respective bonus amounts.

Equity Based Long-Term Incentives

In February 2007, Avantair’s Board of Directors and stockholders approved Avantair’s 2006 Long-Term Incentive Plan (“the Plan”).The purpose of the Plan is to further and promote the interests of Avantair, its subsidiaries and its stockholders by enabling Avantair and its subsidiaries to attract, retain and motivate employees, non-employee directors and consultants or those who will become employees, non-employee directors or consultants, and to align the interests of those individuals and Avantair’s stockholders.

In September 2009, by recommendation of the Compensation Committee and approval by the Board of Directors, 25,000 shares of restricted stock were granted to each of the Company’s three named executive officers, effective October 1, 2009. One-third of the shares will vest one year following the grant date, and one-twelfth of the shares will vest every three months thereafter. In addition, in August 2010, by recommendation of the Compensation Committee and approval by the Board of Directors, 100,000, 50,000 and 25,000 stock options were granted to Messrs. Santo, Pytak and Beitzel, respectively, effective October 1, 2010. One-third of the shares will vest one year following the grant date, and one-twelfth of the shares will vest every three months thereafter. The Compensation Committee believes that these restricted stock awards provide incentives to our named executive officers to increase the value of our stockholders’ investments.

401(k) and Retirement Programs

The Company has a tax-qualified employee savings and retirement plan, or 401(k) plan, which generally covers its employees. The plan is intended to qualify under Sections 401(a), 401(k) and 401(m) of the Internal Revenue Code of 1986, as amended, or the Code, so that contributions, and income earned thereon, are not taxable to employees until withdrawn from the plan. Under the plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($16,500 in calendar year 2010) and have the amount of the reduction contributed to the plan. The plan also permits, but does not require, us to make matching contributions and profit-sharing contributions to the plan on behalf of participants. In addition, eligible employees may elect to contribute an additional amount of their eligible compensation as a catch-up contribution to the 401(k) plan, provided that such employees are age 50 or older ($5,500 in calendar year 2010). To date, the Company has not made any discretionary or profit-sharing contributions to the 401(k) plan. As a tax-qualified plan, the Company can generally deduct contributions from the participants’ pre-tax compensation when made, and such contributions and their earnings are not taxable to participants until distributed from the plan. Pursuant to the terms of the plan, participants may direct the trustees to invest their accounts in selected investment options.

Nonqualified Deferred Compensation

On December 18, 2008, the Company adopted the Avantair Leadership Deferred Compensation Plan (which we sometimes refer to as the “Deferred Compensation Plan”) approved by the Board of Directors for a select group of management or highly compensated employees, and non-employee Directors, effective

January 1, 2009. The Deferred Compensation Plan is a nonqualified, unfunded deferred compensation plan that provides specified benefits to a select group of management or highly compensated employees. Specifically, the Deferred Compensation Plan is intended to:

•	provide participants with supplemental retirement benefits determined by the Company in its complete discretion (which amounts may vary by participant and which are subject to a vesting requirement); and
•	allow participants to defer compensation in excess of the amounts permitted under the Company’s 401(k) plan.

Investment returns on amounts credited pursuant to the Plan are based on one or more investment funds selected by a participant from among those provided under the Deferred Compensation Plan.

Participants who separate from service are paid the balance of their account in a single lump sum or in annual installments over 5, 10, or 15 years, as elected by the participant. Payments will be made in a single lump sum in the event of the participant’s death, disability, or termination of the Deferred Compensation Plan (under certain conditions). In addition, in the event of an unforeseeable financial emergency, a participant may make a written request to the Deferred Compensation Plan administrator for a hardship withdrawal. No income taxes are payable on amounts credited pursuant to the Deferred Compensation Plan until paid to the participant.

The Company may amend or terminate the Deferred Compensation Plan at any time.

As of June 30, 2010, the Company has made no contributions to the Plan.

Welfare and Other Benefits

The Company maintains benefit programs for its U.S. based employees, including medical and prescription coverage, dental and vision programs, short and long-term disability insurance, group life insurance and supplemental life insurance as well as customary vacation, leave of absence and other similar policies. Avantair’s named executive officers are eligible to participate in these programs on the same basis as the rest of the salaried employees.

Policies Relating to Our Common Stock

Insider Trading Policy and Stock Ownership Guidelines

Avantair’s insider trading policy prohibits directors, employees and certain of their family members from purchasing or selling any type of security, whether issued by the Company or another company, while aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. The Company restricts trading by its officers and directors, as well as other categories of employees who may be expected in the ordinary course of performing their duties to have access to material non-public information, to quarterly trading windows that begin at the close of business on the second trading day following the date of public disclosure of the financial results for the prior fiscal quarter or year and end on the tenth calendar day of the third fiscal month of the fiscal quarter. While the Company does not have a policy that specifically prohibits its executive officers from hedging the economic risk of stock ownership in its stock, it discourages its executive officers from entering into certain types of hedges with respect to its securities. In addition, federal securities laws prohibit the executive officers from selling “short” the stock.

Tax and Accounting Considerations

Tax Deductibility of Executive Compensation

Section 162(m) of the Code generally prohibits a public company from deducting compensation paid in any year to the chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer). Certain compensation is specifically exempt from the deduction limit to the extent it qualifies as “performance-based” under the qualification requirements established under Section 162(m). In evaluating whether to structure executive compensation components as qualified performance-based compensation and thus, tax deductible, the Compensation Committee considers the net cost to us, its ability to effectively administer executive compensation in the long-term interest of stockholders, and the specific corporate goal underlying the various items of compensation. Stock option grants and performance share awards made to executive officers under the Company’s 2006 Long-Term Incentive Plan and discretionary annual bonuses are structured generally to be fully deductible under Section 162(m). While the Company endeavors to use the performance-based exception to maximize the deductibility of our compensation, in order to maintain flexibility in compensating executives and to attract necessary leadership in certain circumstances, it has not adopted a policy that all compensation must be deductible. The Company does not believe that such a policy is in the best interest of itself or its stockholders.

Section 409A

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the law with respect to the timing of deferral elections, timing of payments and certain other matters. In general, it is the Company’s intention to design and administer its compensation and benefits plans and arrangements for all of its employees so that they are either exempt from, or satisfy the requirements of, Section 409A. The Company believes it is currently operating such plans in compliance with Section 409A.

Accounting for Share-Based Compensation

Before the Company grants share-based compensation awards, it considers the accounting impact of the award as structured and other scenarios in order to analyze the expected impact of the award.

COMPENSATION AND RISK

The Compensation Committee believes that the mix and design of the elements of compensation paid to our employees does not encourage management to assume excessive or inappropriate risk taking. In addition, Avantair believes that risks arising from its compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

The Compensation Committee extensively reviewed the risks of our compensation policies and practices, including those relating to our executive compensation programs, to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

•	The Company has strong internal financial controls;
•	Base salaries are consistent with each executive’s responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;
•	The determination of incentive awards is based on a review of a variety of indicators of performance as well as a meaningful subjective assessment of personal performance, thus diversifying the risk associated with any single indicator of performance;
•	The vesting periods for equity compensation awards encourage executives to focus on sustained stock price appreciation; and
•	The Compensation Committee has retained discretionary authority to adjust annual awards and payments, which further reduces any business risk associated with the Company’s plans.

Summary Compensation Table

The following table summarizes the compensation of Avantair’s named executive officers for the fiscal year ended June 30, 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)		Total ($)
Steven Santo Chief Executive Officer and Director	2010	$474,800	$375,000	$44,617	$22,541	(3)	$916,958
	2009	408,000	452,000	35,229	67,439		962,668
Richard A. Pytak Jr. Chief Financial Officer (As of April 14, 2008)	2010	230,154	87,500	6,344	—		323,998
	2009	189,298	75,250	—	16,314		280,862
Kevin L. Beitzel Chief Operating Officer (As of February 8, 2008)	2010	253,365	47,700	19,352	—		320,417
	2009	230,526	87,500	5,256	1,502		324,784

(1)	The amounts shown reflect discretionary bonuses to Messrs. Santo, Pytak and Beitzel of $375,000, $87,500, and $47,700, respectively, relating to fiscal year 2010.
(2)	The amounts reported in this column reflect the grant date fair value of the stock awards computed in accordance with Financial ASC 718. The assumptions used in the calculation of these amounts are included in Note 13 to the Company’s consolidated financial statements for the fiscal year ended June 30, 2010.
(3)	The amounts shown for 2010 include a housing and automobile allowance and a tax gross up relating to these perquisites.

Grants of Plan — Based Awards for the Fiscal Year Ended June 30, 2010

The following table and accompanying footnotes provide information regarding restricted stock awards granted to the Company’s named executive officers in fiscal 2010. No stock options were granted to the Company’s named executive officers in fiscal 2010.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(1)
Steven Santo	10/1/2009	25,000	$32,500
Richard A. Pytak Jr.	10/1/2009	25,000	32,500
Kevin Beitzel	10/1/2009	25,000	32,500

(1)	The amounts reported in this column reflect the grant date fair value of the restricted stock awards granted to each of our named executive officers computed in accordance with ASC 718. The assumptions used in the calculation of these amounts are included in Note 13 to the Company’s consolidated financial statements for the fiscal year ended June 30, 2010.

Outstanding Equity Awards for the Fiscal Year Ended June 30, 2010

The following table provides information concerning outstanding equity awards as of June 30, 2010, held by each of the Company’s named executive officers:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested $
Steven Santo
10/1/2009	—	—	—	—	—	25,000	(1)	75,000	—	—
Richard A. Pytak Jr.
6/30/2008	—	—	—	—	—	2,500	(2)	7,500	—	—
10/1/2009	—	—	—	—	—	25,000	(2)	75,000	—	—
Kevin Beitzel
6/30/2008	—	—	—	—	—	5,000	(3)	15,000	—	—
10/1/2009	—	—	—	—	—	25,000	(3)	75,000	—	—

(1)	Mr. Santo was granted 25,000 shares of restricted stock on October 1, 2009. One-third of the shares granted will vest one year following the grant date, and one-twelfth of the shares will vest every three months thereafter.
(2)	Mr. Pytak was granted 7,500 shares of restricted stock on June 30, 2008 and 25,000 shares of restricted stock on October 1, 2009. Each grant award provides that one-third of the shares granted will vest one year following the grant date, and one-twelfth of the shares will vest every three months thereafter.
(3)	Mr. Beitzel was granted 15,000 shares of restricted stock on June 30, 2008 and 25,000 shares of restricted stock on October 1, 2009. Each grant award provides that one-third of the shares granted to will vest one year following the grant date, and one-twelfth of the shares will vest every three months thereafter.

Option Exercises and Stock Vested in Fiscal 2010

The following table provides information regarding the amounts paid or received by the named executive officers during fiscal year 2010 as a result of the vesting of restricted stock awards. None of our named executive officers exercised any stock options during fiscal year 2010.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting($)(2)
Steven Santo	22,333	$44,115
Richard A. Pytak Jr.	2,500	5,344
Kevin Beitzel	8,335	17,277

(1)	Reflects the shares of common stock acquired by the named executive officers upon vesting during fiscal year 2010.
(2)	Reflects the market value of the shares on the respective vesting dates.

Long-Term Compensation — 2006 Long-Term Incentive Plan

Equity based long-term incentives are granted under the 2006 Long-Term Incentive Plan. The Plan was approved in February 2007. For a description of the proposed amendment to the Plan, see “Proposal No. 3 —  An Amendment to the Avantair, Inc. 2006 Long-Term Incentive Plan to Increase Shares Available for Awards.” Number of Shares

The maximum number of shares of Avantair common stock as to which awards may be granted under the Plan may not exceed 1,500,000 shares. Shares of Avantair common stock subject to issuance upon exercise or settlement of awards with respect to stock options, stock appreciation rights, restricted stock and restricted stock units shall count against this limit. Awards of performance units which are paid in cash are not subject to this limit and will not count against the number of shares of Avantair common stock available under the Plan. With respect to awards intending to be “qualified performance-based compensation” under Section 162(m) of the Code the maximum amount that can be awarded in any calendar year to any participant is (i) in respect of performance units, performance-based restricted shares and restricted stock units and other awards (other than options and stock appreciation rights), 150,000 shares of Avantair common stock (or the then equivalent fair market value of such shares), and (ii) in the case of stock options and stock appreciation rights, 150,000 underlying shares of Avantair common stock. Avantair may grant awards that exceed the 150,000 share limit so long as the amount in excess of such limit is not intended to be “qualified performance-based compensation” under the Code. The limits on the numbers of shares described in this paragraph and the number of shares subject to any award under the Plan are subject to proportional adjustment as determined by Avantair’s Board to reflect certain stock changes, such as stock dividends and stock splits (see “Recapitalization Adjustments” below).

If any awards under the Plan expire or terminate unexercised, the shares of common stock allocable to the unexercised or terminated portion of such award will again be available for award under the Plan.

Administration

The administration, interpretation and operation of the Plan is vested in the Compensation Committee of Avantair’s Board of Directors. The Compensation Committee may designate persons other than members of the Compensation Committee to carry out the day-to-day administration of the Plan.

Eligibility

The Plan permits awards to employees and non-employee directors and consultants of Avantair and its subsidiaries.

Awards under the Plan

Awards under the Plan may consist of stock options, stock appreciation rights (which are sometimes referred to as SARs), restricted stock, restricted stock units or performance unit awards. All awards are evidenced by an award agreement between Avantair and the individual participant and approved by the Compensation Committee. At the discretion of the Compensation Committee, an eligible participant may receive awards from one or more of the categories described below, and more than one award may be granted to an eligible participant.

Stock Options and Stock Appreciation Rights

Stock options granted under the Plan may be in the form of incentive stock options (which qualify for special tax treatment) or non-qualified stock options, and may be granted alone or in addition to other awards under the Plan.

The exercise price and other terms and conditions of stock options and the terms and conditions of SARs are determined by the Compensation Committee at the time of grant, and in the case of stock options, the exercise price per share may not be less than 100 percent of the fair market value of a share of Avantair common stock on the date of the grant. In addition, the term of any incentive stock options granted under the Plan may not exceed ten years.

If stock options and SARs are granted together in tandem, the exercise of such stock option or the related SAR will result in the cancellation of the related stock option or SAR to the extent of the number of shares in respect of which such option or SAR has been exercised.

Stock options and SARs granted under the Plan shall become exercisable at such time as designated by the Compensation Committee at the time of grant. Although the Plan does not require it, the typical vesting schedule has been that one-third of the options will vest one year following the grant date, and one-twelfth of the options vest every three months thereafter.

Payment for shares issuable pursuant to the exercise of a stock option may be made either in cash, by certified check, bank draft or money order payable to the order of Avantair, or by payment through any other mechanism permitted by the Compensation Committee, including, if the Compensation Committee so determines, by delivery of shares of Avantair common stock.

In addition, the Compensation Committee, in its sole discretion, may provide in any stock option or SAR award agreement that the recipient of the stock option or SAR will be entitled to dividend equivalents with respect to such award. In such instance, in respect of any such award which is outstanding on a dividend record date for Avantair common stock, the participant would be entitled to an amount equal to the amount of cash or stock dividends that would have paid on the shares of Avantair common stock covered by such stock option or SAR award had such shares of Avantair common stock been outstanding on the dividend record date.

Restricted Stock Awards and Restricted Stock Units

Restricted stock and restricted stock units will vest in accordance with the conditions and vesting schedule, if any, provided in the relevant award agreement. A participant may not sell or otherwise dispose of restricted stock or restricted stock units until the conditions imposed by the Compensation Committee with respect to such stock and/or units have been satisfied. Restricted stock awards and restricted stock units under the Plan may be granted alone or in addition to any other awards under the Plan.

Each participant who receives a grant of restricted stock will have the right to receive all dividends and vote or execute proxies for such shares. Any stock dividends granted with respect to such restricted stock will be treated as additional restricted stock. Participants receiving grants of restricted stock units will not be stockholders until the common stock underlying the award is provided to them and they will not enjoy the rights of stockholders (such as receiving dividends and voting or executing proxies) until that time.

Performance Units

Performance units (with each unit representing a monetary amount designated in advance by the Compensation Committee) are awards which may be granted to participants alone or in addition to any other awards granted under the Plan. Generally, participants receiving performance unit grants will only earn such units if certain performance goals are satisfied during a designated performance period. The Compensation Committee will establish such performance goals and may use measures such as level of sales, earnings per share, income before income taxes and cumulative effect of accounting changes, income before cumulative effect of accounting changes, net income, earnings before interest and taxes, return on assets, return on equity, return on capital employed, total stockholder return, market valuation, cash flow, cash EBITDA, completion of acquisitions and/or divestitures, comparisons to peer companies, individual or aggregate participant performance or such other measure or measures of performance as the Compensation Committee determines. The participant may forfeit such units in the event the performance goals are not met. If all or a portion of a performance unit is earned, payment of the designated value thereof will be made in cash, unrestricted shares of Avantair common stock, in restricted shares or in any combination thereof, as provided in the relevant award agreement.

Performance Goals for Qualified Performance-Based Compensation

Section 162(m) of the Code limits Avantair’s ability to deduct compensation paid to its senior executive officers, unless the compensation qualifies as “qualified performance-based compensation,” as defined in that section and the regulations promulgated under that section. To the extent possible Avantair intends to have the Plan satisfy the requirements of Section 162(m) so that the Compensation Committee is able to grant awards satisfying the requirements of “qualified performance-based compensation.”

Recapitalization Adjustments

Awards granted under the Plan, any agreements evidencing such awards and the maximum number of shares of Avantair common stock subject to all awards, as well as the per participant per calendar year limitations described above, shall be subject to adjustment or substitution, as determined by Avantair’s Board of Directors, as to the number, price or kind of a security or other consideration subject to such awards or as otherwise determined by the Board to be equitable (i) in the event of changes in the outstanding stock or in the capital structure of Avantair by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such award or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, participants, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan.

Mergers and Other Similar Events

In the event of any of the following:

A.	Avantair is merged into or consolidated with another corporation or entity;
B.	All or substantially all of the assets of Avantair are acquired by another person; or
C.	The reorganization or liquidation of Avantair

Avantair’s Board of Directors may cancel any outstanding awards and cause the holders thereof to be paid, in cash, securities or other property (including any securities or other property of a successor or acquirer), or any combination thereof, the value of such awards as determined by Avantair Board of Directors, in its sole discretion. Avantair’s Board of Directors may provide that such cash, securities or other property is subject to vesting and/or exercisability terms similar to the award being cancelled.

Amendment, Suspension or Termination of the Plan

Unless earlier terminated by Avantair’s Board of Directors, the Plan shall terminate in February 2017. The Board may amend, suspend or terminate the Plan (or any portion thereof) at any time. However, no amendment shall (a) materially and adversely affect the rights of any participant under any outstanding award, without the consent of such participant (except as described below) or (b) increase the number of shares available for awards under the Plan without shareholder approval.

Section 409A of the Code provides substantial penalties to persons deferring taxable income, unless the requirements of Section 409A have been satisfied. The Plan provides the ability to issue awards that may be subject to Section 409. Avantair’s Board of Directors may amend the Plan, without participant consent, in any way it deems appropriate, even if such amendment would materially and adversely affect the rights of participants, in order to satisfy Section 409A and the regulations issued thereunder.

Employment Arrangement with Named Executive Officer

Steven Santo

On September 29, 2006, the Company entered into a three year employment agreement with Mr. Santo, our Chief Executive Officer and a director. Mr. Santo received an annual base salary of $400,000 after the closing of the sale of the company to Ardent Acquisition Corporation and received an annual performance bonus. On September 24, 2009, the Company entered into a new three year employment agreement with Mr. Santo effective that same day pursuant to which he receives an annual base salary of $500,000 and is eligible to receive an annual performance bonus. Future annual base salary will not be less than $500,000 (or subsequent to any increases, below his then current salary), with increases approved by the Compensation Committee and/or the Board of Directors. Pursuant to the employment agreement entered into on September 24, 2009, Mr. Santo is entitled, among other things, to:

•	participate in all benefit programs, including the 401(k) plan, established and made available to its employees;
•	monthly living expenses in the amount of $2,800 through September 30, 2009;

•	monthly automobile lease reimbursement of $1,500; and
•	reimbursement for any reasonable out-of-pocket expenses incurred in the course of employment.

The Company does not have employment agreements in place with the other named executive officers.

Termination Benefits

If the agreement is terminated by Mr. Santo voluntarily without good reason, Avantair shall have no further obligations following the effective date of termination other than to pay him for any accrued but unpaid salary and reimbursable expenses.

If the agreement is terminated by Avantair for cause, Mr. Santo will not be entitled to and shall not receive any compensation or benefits of any type following the effective date of the termination.

If the agreement is terminated by Avantair without cause, then Mr. Santo will be entitled to:

•	any then accrued but unpaid base salary and performance bonus as of the date of termination; and
•	payment of the base salary in effect at the time of termination for a period of 12 months and continuation of health insurance for a period of 18 months.

In the agreement, “cause” means:

•	Mr. Santo’s fraud or breach of fiduciary obligations in connection with the performance of his duties with Avantair (including but not limited to any acts of embezzlement or misappropriation of funds);
•	Mr. Santo’s indictment for a felony or plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude;
•	Mr. Santo’s being under the influence of any drugs (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) or repeatedly being under the influence of alcohol, during the performance of his duties under his employment agreement, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of his duties under his employment agreement;
•	Mr. Santo’s refusal to substantially perform his duties under his employment agreement, except in the event that the employee becomes permanently disabled;
•	Mr. Santo’s willful misconduct or gross negligence in connection with his employment;
•	Mr. Santo’s material violation of any Avantair policies or procedures relating to harassment, discrimination or insider trading; or his material breach of any provision of his employment agreement.

In addition, Mr. Santo’s interest in any unvested stock options or restricted stock will fully vest on the effective date of a termination without cause.

If the agreement is terminated by Avantair without cause during a change in control period, then Mr. Santo would be entitled to:

•	any then accrued but unpaid base salary and performance bonus as of the date of termination; and
•	payment of the base salary in effect at the time of termination for a period of 36 months and continuation of health insurance for a period of 36 months.

In the agreement, “change of control” means:

•	the acquisition, in one or more transactions, by any Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of more than 50.0% of (A) all shares of capital stock of the Company to be outstanding immediately following such acquisition, or (B) the combined voting power of all shares of capital stock of Company to be outstanding immediately following such acquisition that are entitled to vote generally in the election of directors (the shares described in clauses (A) and (B), collectively “Company Voting Stock”);

•	the closing of a sale or other conveyance of 40.0% or more of the assets of Company;
•	individuals who, as of September 24, 2009, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board (a “Director”) subsequent to September 24, 2009 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
•	the effective time of any merger, share exchange, consolidation, or other business combination involving the Company if immediately after such transaction, persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100.0% of such surviving entity) are not persons who, immediately prior to such transaction, held Company Voting Stock.

If the agreement is terminated by the executive for good reason or for disability, then Mr. Santo would be entitled to:

•	any then accrued but unpaid base salary and performance bonus as of the date of termination; and
•	payment of the base salary in effect at the time of termination for a period of 12 months and continuation of health insurance for a period of 18 months.

In the agreement, “good reason” means:

•	Avantair’s willful material breach of any provision of Mr. Santo’s employment agreement;
•	any material adverse change in Mr. Santo’s position, authority, duties or responsibilities (other than a change due to his permanent disability or as an accommodation under the Americans With Disabilities Act) which results in: (A) a diminution in any material respect in his position, authority, duties, responsibilities or compensation, which diminution continues in time over at least thirty (30) days, such that it constitutes an effective demotion; or (B) a material diversion from Mr. Santo’s performance of the functions of his position, excluding for this purpose material adverse changes made with his written consent or due to Mr. Santo’s termination for cause or termination by Mr. Santo without good reason; or
•	relocation of Avantair’s headquarters and/or Mr. Santo’s regular work address to a location which requires him to travel more than forty (40) miles from his place of employment on the date of his employment agreement.

Under the employment agreement with Mr. Santo, if the employment agreement had been terminated by the Company without cause or by Mr. Santo for good reason or for disability, effective June 30, 2010 (the last business day of the Company’s 2010 fiscal year), he would have been paid a total of $587,000, including: (i) $500,000 representing his base salary then in effect, (ii) $12,000 representing the value of the continuation of his health insurance for a period of 12 months; and (iii) $75,000 representing the acceleration of the vesting of 25,000 shares of restricted stock under the 2006 Long-term Incentive Plan (based on the closing price of $3.00 per share as of June 30, 2010).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this proxy statement. Based on its review and discussion, the Compensation Committee has recommended to the Board and the Board has approved, that this Compensation Discussion and Analysis be included in this proxy statement for the 2011 Annual Meeting of Shareholders which is also incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

By the Compensation Committee

A. Clinton Allen, Chairperson
Arthur H. Goldberg
Robert J. Lepofsky
Richard B. DeWolfe

The foregoing Compensation Committee Report does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Avantair under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Avantair specifically incorporates this Report by reference therein.

RELATED PARTY TRANSACTIONS

Related Party Transactions Policy

The Company has adopted a Code of Conduct and Professional Ethics, applicable to its directors, officers and employees, including its Chief Executive Officer, Chief Financial Officer and all of its other executives pursuant to which all directors, officers and employees must promptly disclose to us, any material transaction or relationship that reasonably could be expected to give rise to an actual or apparent conflict of interest with Avantair, Inc.

In addition, the Company’s Audit Committee shall conduct an appropriate review of all related party transactions for potential conflicts of interest and approve all such related party transactions consistent with the rules applied to companies listed on NASDAQ. The Committee shall review existing policies concerning related party transactions and conflicts of interest between Board or senior members of Management, on the one hand, and the Company, on the other hand, and recommend any changes to such policies. A “related party transaction” refers to transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404 or SEC Regulation S-B, Item 404.

Related Party Transactions

The following is a summary of transactions entered into since July 1, 2008, to which the Company has been a party in and in which any of the Company’s executive officers, directors or beneficial holders of more than 5.0% of its capital stock had or will have a direct or indirect material interest.

In May 2009, Avantair granted 3,000 shares of restricted stock to each of Barry Gordon, Arthur Goldberg, Stephanie Cuskley, Robert Lepofsky, Richard DeWolfe and A. Clinton Allen. Each of these individuals is a non-employee director of Avantair. The shares of restricted stock granted to the directors’ vest one third upon each of the next three successive annual meetings of stockholders, subject to the grantee’s continued service on the Board of Directors, and the dollar amount recognized for financial statement reporting purposes in respect of the restricted stock awards will be determined on each vesting date.

Annually, Avantair participates as one of the sponsors of the Corporate Directors Group, an accredited educational organization of RiskMetric ISS Governance Services, of which A. Clinton Allen presides as its chairman. The sponsorship provides the Corporate Directors Group with 23 hours of aircraft usage annually in lieu of compensation. In addition, the Company sponsors the Corporate Directors Group Piaggio Avanti Owners Club which provides the club with 15 hours of aircraft usage annually in lieu of compensation. Each sponsorship involves amounts less than $120,000.

During fiscal year 2010, the Company sold shares of common stock to investors through the June, September and October 2009 private placements. Investors who participated in the placements included certain of our non-employee directors and 5.0% shareholders.

During the second quarter of fiscal 2010, the Company, through an arms-length transaction, transferred its rights to purchase four Piaggio Avanti II aircraft to LW Air pursuant to the existing aircraft purchase agreement between the Company and Piaggio America, Inc. Upon delivery of the aircraft, Piaggio America returned $2.6 million of deposits previously paid on the aircraft by the Company. Simultaneous with this transaction, the Company entered into an eight-year management agreement for those aircraft and the Company issued 2,373,620 warrants to Lorne Weil, the Managing Member of LW Air. By virtue of his ownership of the warrants, Mr. Weil is now a significant beneficial owner of the Company. In addition, since the contractual relationships under the agreements with LW Air were executed following the date that Mr. Weil became a significant beneficial owner, the Company recognizes the transaction as a related party transaction.

In March 2010, Avantair granted 3,000 shares of restricted stock to each of its six non-employee directors of the Company’s Board of Directors. The restricted shares granted to the director’s vest one third upon each of the next three successive annual meetings, subject to the grantee’s continued service on the Board of Directors.

OTHER MATTERS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address and the same last name by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once stockholders have received notice from their broker or us that materials will be sent in the householding manner to the stockholder’s address, householding will continue until otherwise notified or until the stockholder revokes such consent. If, at any time, stockholders no longer wish to participate in householding and would prefer a separate proxy statement, they should notify their broker if shares are held in a brokerage account or us if holding registered shares. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. Any such notice should be addressed to the Secretary at the address appearing on the first page of this proxy statement, or notice can be given by calling Avantair at (727) 539-0071:

•	to receive a separate copy of a proxy statement for this meeting;
•	to receive a separate copy of a proxy statement for future meetings; or
•	if the stockholder shares an address and wishes to request delivery of a single copy of proxy statements if now receiving multiple copies of proxy statements.

Our Board of Directors knows of no other business that will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

Avantair’s Annual Report on Form 10-K, as filed by Avantair with the SEC (excluding exhibits), is a portion of the Annual Report that is being mailed, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, such Annual Report, including the Annual Report on Form 10-K is not to be considered part of this proxy solicitation material.

It is important that the proxies be returned promptly and that your shares are represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

On behalf of the Board of Directors,

/s/ Robert J. Lepofsky Chairperson of the Board

Annex A

FORM OF CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AVANTAIR, INC.

Avantair, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST:  The name of the Corporation is Avantair, Inc..

SECOND:  The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing the first paragraph of the Article numbered “Fourth” so that, as amended, said paragraph of said Article shall be and read as follows:

“FOURTH.  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [38,500,000] [26,000,000] [19,750,000] [16,000,000], of which [37,500,000] [25,000,000] [18,750,000] [15,000,000] shares shall be Common Stock, par value of $.0001 per share, and 1,000,000 shares shall be Preferred Stock, par value of $.0001 per share.

Upon this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the GCL (the “Effective Time”), each share of the Corporation’s Common Stock (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into [one half (1/2)] [one third (1/3)] [one fourth (1/4)] [one fifth (1/5)] of a share of common stock, par value $0.0001 per share, of the Corporation (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by [one half (1/2)] [one third (1/3)] [one fourth (1/4)] [one fifth (1/5)]. No fractional shares will be issued by the Corporation as a result of the foregoing. In lieu of any fractional shares to which a holder would be otherwise entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share (post reverse-split), as determined by the Board of Directors of the Corporation.”

THIRD:  The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:  The foregoing amendment shall be effective as of [        ] p.m., Eastern Time, on the date of filing with the Secretary of State of the State of Delaware.

[Rest of page intentionally left blank.]

A-1

IN WITNESS WHEREOF, Avantair, Inc.. has caused this Amendment to Amended and Restated Certificate of Incorporation to be executed by [        ], its [        ], thereunto duly authorized, this [  ] day of [        ], [        ].

AVANTAIR, INC.

A-2